      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1997


                                                      REGISTRATION NO. 333-22913

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             ASPEC TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------


            DELAWARE                             7372                            77-0298386
(STATE OR OTHER JURISDICTION OF      PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)


                            ------------------------


                             830 EAST ARQUES AVENUE


                          SUNNYVALE, CALIFORNIA 94086

                                 (408) 774-2199
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               CONRAD J. DELL'OCA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ASPEC TECHNOLOGY, INC.

                             830 EAST ARQUES AVENUE


                          SUNNYVALE, CALIFORNIA 94086

                                 (408) 774-2199
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

               JEFFREY D. SAPER, ESQ.                                JORGE A. DEL CALVO, ESQ.
             J. ROBERT SUFFOLETTA, ESQ.                             KATHARINE A. MARTIN, ESQ.
          WILSON SONSINI GOODRICH & ROSATI                        PILLSBURY MADISON & SUTRO LLP
              PROFESSIONAL CORPORATION                                 2700 SAND HILL ROAD
                 650 PAGE MILL ROAD                                MENLO PARK, CALIFORNIA 94025
          PALO ALTO, CALIFORNIA 94304-1050                                (415) 233-4500
                   (415) 493-9300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
     BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION


                                                                    MAY 14, 1997



                                4,000,000 SHARES


                                      LOGO


                                  COMMON STOCK


                               ------------------


     All of the shares of Common Stock offered hereby are being sold by Aspec Technology, Inc. ("Aspec" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Company has applied to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "ASPC."

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                           PRICE            UNDERWRITING           PROCEEDS
                                            TO              DISCOUNTS AND             TO
                                          PUBLIC           COMMISSIONS(1)         COMPANY(2)
--------------------------------------------------------------------------------------------------
Per Share........................  $                    $                    $
--------------------------------------------------------------------------------------------------
Total(3).........................  $                    $                    $
==================================================================================================

(1) See "Underwriting" for information relating to indemnification of the Underwriters and other matters.


(2) Before deducting expenses of the offering estimated at $900,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, total Underwriting Discounts
    and Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
              , 1997.
ALEX. BROWN & SONS
        INCORPORATED
                             HAMBRECHT & QUIST

                                          WESSELS, ARNOLD & HENDERSON

              THE DATE OF THIS PROSPECTUS IS               , 1997.

[A GRAPHICAL DIAGRAM APPEARS HERE THAT DEPICTS THE STEPS IN THE IC MANUFACTURING
         PROCESS AND HOW EDA TOOLS AND DIT INTERACT WITH SUCH PROCESS.]


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


     ASPEC TECHNOLOGY(R) is a registered trademark of the Company. This Prospectus includes other trade names and trademarks of the Company and of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY


     Aspec is a leading independent provider of commercially available design implementation technology ("DIT") solutions for integrated circuit ("IC") design. DIT consists of libraries of electrical circuits, often called cell libraries, based on proprietary architectures, and a design methodology, which together enable IC designers to implement the physical design of an IC in silicon. Aspec's DIT supports many leading electronic design automation ("EDA") tools and advanced process technologies at leading semiconductor foundries. Aspec's DIT is designed to: (i) facilitate the rapid design of complex, high-performance ICs in advanced process technologies, (ii) provide an integrated design solution that increases productivity, (iii) preserve existing EDA investments and (iv) allow customers to access multiple foundries for cost control and alternate sourcing. Aspec's DIT provides designers with quick access to accurate and complete cell libraries at a lower cost than developing an equivalent internal solution. Aspec's DIT includes its AdverPro design verification software which enables EDA tools to exchange data while maintaining design intent, provides an accurate timing function across EDA tools and helps to ensure compliance with proper design procedures.


     IC designers utilize various methods to meet their DIT requirements. Application specific integrated circuit ("ASIC") vendors and IC companies typically rely on internally developed DIT solutions while electronic systems manufacturers such as PC companies rely on ASIC companies for their DIT. However, it is becoming increasingly difficult for these methods to meet the challenges of increased design complexity and increased time-to-market pressures which confront IC designers. ASIC vendors and IC companies are also finding it increasingly impracticable, costly and time consuming to develop and maintain their own proprietary DIT. In addition, ASIC vendors and IC companies find it increasingly difficult to allocate sufficient resources to DIT as more and more resources are required for complex semiconductor design. Electronic systems manufacturers are finding it desirable to control the intellectual property content of their design in order to more rapidly adopt new process technologies and effectively integrate the various steps in their design flows and, consequently, to decrease the time-to-market for their products. Thus, these companies are increasingly seeking a third-party solution to their DIT requirements.


     The Company's strategy is to expand its position as a leading independent provider of commercial DIT solutions for the semiconductor industry. As part of this strategy, the Company intends to establish its DIT as an industry standard by providing an open solution that supports many leading EDA tools and process technologies at leading semiconductor foundries. Aspec is rapidly developing new versions of its products to support the most advanced EDA tools and emerging deep submicron process technologies. To broaden its customer base, the Company is targeting companies that are currently relying on internal resources or ASIC vendors for their DIT requirements. Another key element of Aspec's strategy is to cultivate long-term relationships with its customers, leading semiconductor foundries and EDA tool companies. Aspec believes that relationships with key industry participants will enhance its ability to establish its DIT as an industry standard.



     Aspec's suite of DIT products includes electrical circuit libraries, memory compilers and AdverPro. The Company's products, which run on UNIX workstations and Windows NT-based PCs, support over 30 industry standard EDA tools, including those produced by Avant!, Cadence, Epic, Mentor, Synopsys and Viewlogic. The Company sells its products through a direct sales force in North America, Japan and Korea. In other parts of Asia and Europe, the Company markets its products primarily through a limited number of independent representatives and distributors. By supporting many of the world's leading semiconductor foundries and IC manufacturers, the Company offers its customers a wide variety of manufacturing sources. The Company's customers include Cadence, Compaq, IDT, Samsung, Sanyo and Winbond.



     Aspec Technology, Inc. was incorporated in California in December 1991 and reincorporated in Delaware in May 1997. The Company's executive offices are located at 830 East Arques Avenue, Sunnyvale, CA 94086, and its telephone number is (408) 774-2199.

                                  THE OFFERING


Common Stock offered hereby.......................  4,000,000 shares
Common Stock to be outstanding after the
  offering........................................  26,720,234 shares(1)
Use of proceeds...................................  For redemption of Series A Redeemable Preferred
                                                    Stock and for working capital and general
                                                    corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol............  ASPC


                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     THREE MONTHS ENDED
                                           YEARS ENDED NOVEMBER 30,              ---------------------------
                                ----------------------------------------------   FEBRUARY 29,   FEBRUARY 28,
                                 1992     1993      1994      1995      1996         1996           1997
                                ------   -------   -------   -------   -------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenue....................   $   --   $ 3,689   $ 4,659   $ 6,640   $15,265      $2,518         $5,678
  Costs and expenses:
    Cost of revenue..........      233     1,320     1,553     2,307     4,702         784          1,650
    Research and
      development............       42       230       289       445       921         227            298
    Sales and marketing......       94       196       624     1,387     3,526         577          1,514
    General and
      administrative.........      512       545       827     1,093     1,994         472            396
         Total costs and
           expenses..........      881     2,291     3,293     5,232    11,143       2,060          3,858
  Income (loss) from
    operations...............     (881)    1,398     1,366     1,408     4,122         458          1,820
  Other income, net..........        7        17        17        56       310          21             89
  Income (loss) before income
    taxes....................     (874)    1,415     1,383     1,464     4,432         479          1,909
  Provision for income
    taxes....................       --       566       553       585     1,815         197            764
  Net income (loss)..........     (874)      849       830       879     2,617         282          1,145
  Accretion of redeemable
    preferred stock(2).......       --        --        --        --       392          --            202
  Income (loss) attributable
    to common stockholders...   $ (874)  $   849   $   830   $   879   $ 2,225      $  282         $  943
  Net income (loss) per
    share(3).................   $(0.06)  $  0.03   $  0.03   $  0.03   $  0.09      $ 0.01         $ 0.04
  Shares used in per share
    computation(3)...........   14,215    24,439    25,534    26,234    25,834      26,731         23,157



                                                                                   FEBRUARY 28, 1997
                                                                               -------------------------
                                                                                ACTUAL    AS ADJUSTED(4)
                                                                               --------   --------------
BALANCE SHEET DATA:
  Cash and equivalents.......................................................  $  4,469      $ 18,554
  Working capital............................................................     4,600        18,685
  Total assets...............................................................    12,849        26,934
  Redeemable preferred stock.................................................    13,547            --
  Redeemable common stock....................................................     7,116            --
  Total stockholders' equity (deficiency)....................................   (12,993)       21,755


---------------


(1) Excludes outstanding options to purchase 1,142,100 shares of Common Stock at February 28, 1997 at a weighted average exercise price of $6.01 per share. See "Management -- Compensation Plans" and Note 7 of Notes to Financial Statements.

(2) See Note 6 of Notes to Financial Statements for an explanation of the determination of the accretion amount.
(3) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine net income (loss) per share and the number of shares used to compute per share amounts.

(4) Adjusted to reflect the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                            ------------------------


    Except as otherwise specified, all information in this Prospectus assumes
(i) a two-for-one split of the outstanding shares of Common Stock to be effected prior to the date of this Prospectus, (ii) the redemption of all outstanding shares of the Company's Series A Redeemable Preferred Stock from the proceeds of the offering and (iii) no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below.

     Fluctuations in Future Operating Results; Dependence Upon Timely Project Completion. The Company's operating results have fluctuated in the past and are expected to fluctuate significantly from quarter to quarter and on an annual basis in the future as a result of a number of factors including the size and timing of customer orders; the Company's ability to achieve progress on percentage of completion contracts; the length of the Company's sales cycle; the timing of new product announcements and introductions by the Company and its existing or future competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; and general economic conditions. The Company's future operating results are expected to fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially.


     A substantial majority of the Company's revenue is recognized on a percentage of completion method based upon actual costs incurred. The completion period typically ranges from three months to a year. Accordingly, revenue in any quarter is dependent on progress towards completion of the project by the Company. The Company has in the past experienced delays in the progress of certain projects and there can be no assurance that such delays will not occur with respect to future projects. Any delay or failure to achieve such progress could result in damage to customer relationships and the Company's reputation, diversion of engineering resources or a delay in the market acceptance of the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, these contracts may generally be cancelled without cause, and if a customer cancels or delays performance under any such contracts, the Company's business, operating results and financial condition could be materially adversely affected. A customer's license of the Company's products generally involves a significant commitment of capital with the attendant delays frequently associated with authorization procedures for substantial capital expenditures within customer organizations. The Company plans to increase its operating expenses in order to enhance certain of its existing products and to develop additional cell libraries for emerging design processes. The Company also plans to increase its sales and marketing expenses in an attempt to broaden its customer base. These expenses will be based in part on the Company's expectations of future revenue from product licenses. Accordingly, if the Company does not realize its expected revenues, its business, operating results and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Market Acceptance of Commercial DIT. The Company has promoted the adoption of commercial DIT which, to date, has been accepted by only a limited number of customers. The vast majority of the Company's potential customers currently rely on one or more DITs which were developed internally or by ASIC vendors. The Company's future growth, if any, will depend upon the extent to which the Company's current and potential customers choose to implement commercial DIT solutions in general and the Company's commercial DIT solution in particular. The failure of the Company's DIT to achieve market acceptance would result in a material adverse effect on the Company's business, operating results and financial condition. Substantially all of the Company's revenues in fiscal 1993, 1994 and 1995 were derived from vertically integrated semiconductor companies that licensed the Company's DIT so that they could enter the merchant ASIC market.

Commencing in fiscal 1996, the Company began to generate meaningful revenue from licensing its products to fabless semiconductor companies and electronic systems manufacturers. If the Company is not able to generate substantial revenue from the licensing of its products to such companies, its business, operating results and financial condition would be materially adversely affected.


     Customer Concentration. The Company has been dependent on a relatively small number of customers for a substantial portion of its annual revenue. In fiscal 1994, Thesys Gesellschaft fur Mikroelektronik mbH ("Thesys"), Sanyo Electric Co., Ltd. ("Sanyo"), Hyundai Electronics Industries Co., Ltd. ("Hyundai") and Samsung Electronics Co., Ltd. ("Samsung") accounted for 28.9%, 21.3%, 19.3% and 12.7% of revenue, respectively. In fiscal 1995, Samsung, National Semiconductor Corporation ("NSC") and Yamaha Corporation ("Yamaha") accounted for 18.2%, 17.3% and 15.1%, respectively, of the Company's revenue. In fiscal 1996, Asahi Glass Co., Ltd. ("Asahi Glass") accounted for 10.5% of the Company's revenue, and the Company's six largest customers accounted for 51.8% of the Company's revenue. The Company anticipates that the majority of its revenue will be derived from a relatively small number of customers through fiscal 1997. None of the Company's customers has a written agreement with the Company that obligates it to license additional products or to renew its maintenance agreement, and there can be no assurance that any customer will purchase additional software licenses or renew its maintenance agreement. The loss of one or more of the Company's major customers, or reduced orders by one or more of such customers, could materially adversely affect the Company's business, operating results and financial condition. See
"Business -- Customers."



     Management of Growth. The Company's business has grown rapidly with revenue increasing from $6.6 million in fiscal 1995 to $15.3 million in fiscal 1996. The growth of the Company's business and expansion of its customer base has placed and is expected to continue to place a significant strain on the Company's management and operations. Certain key members of the Company's management, including its Chief Financial Officer, joined the Company within the past 12 months. The Company's future success will depend on its ability to identify, attract, hire and retain skilled employees and to hire replacements for employees that leave the Company. In this regard, the Company is actively recruiting a Vice President, Sales, a Vice President, Engineering and several additional engineering personnel. The Company's failure to continue to expand its engineering organization in a timely manner could result in delays in the progress on percentage of completion contracts and the Company's research and development efforts, either of which could have a material adverse effect on the Company's business, operating results and financial condition.



     The Company's expansion has also resulted in substantial growth in the number of its employees and the burden placed upon its financial, accounting and operating systems, resulting in increased responsibility for both existing and new management personnel. For example, the number of employees at the Company increased from 46 at the end of fiscal 1995 to 100 at February 28, 1997. The Company is in the process of hiring additional accounting and financial personnel and in establishing and upgrading its financial and accounting systems and procedures to support its growth. There can be no assurance that the Company will be able to identify, attract and retain experienced accounting and financial personnel. The Company's future operating results will depend on the ability of its management and other key employees to implement and improve its systems for operations, financial control and information management, and to recruit, train and manage its employee base. In particular, the Company's ability to effectively manage and support any future growth will be substantially dependent on its ability to improve its financial and management controls, reporting and order entry systems and other procedures on a timely basis. The Company also expects to increase its customer support operations to the extent the installed base of the Company's products continues to grow. There can be no assurance that the Company will be able to manage or continue to manage its recent or any future growth successfully or to implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. The Company does not expect to sustain the rates of revenue growth that it has experienced in the past, and there can be no assurance that the Company will be able to maintain or improve its operating results.

     Dependence Upon Continuous Product Development; Risk of Product
Delays. The Company's customers operate in the semiconductor industry, which is subject to rapid technological change, frequent introductions of new products, short product life cycles, changes in customer demands and requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the Company's future success will depend on its ability to continue to enhance its existing products and to develop and introduce new products that satisfy increasingly sophisticated customer requirements and that keep pace with product introductions by EDA tool companies, emerging process technologies and other technological developments in the semiconductor industry. Any failure by the Company to anticipate or respond adequately to changes in technology or customer requirements, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be successful in its product development efforts, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of new or enhanced products or that such new or enhanced products will achieve market acceptance. The Company has in the past experienced delays in the release dates of certain of its products. If release dates of any new significant products or product enhancements are delayed, the Company's business, operating results and financial condition would be materially adversely affected. The Company could also be exposed to litigation or claims from its customers in the event it does not satisfy its delivery commitments. There can be no assurance that any such claim will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Research and Development."


     Dependence Upon Semiconductor and Electronics Industries. The Company is dependent upon the semiconductor and electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Each of these industries is highly cyclical and has periodically experienced significant downturns, often in connection with or in anticipation of declines in general economic conditions during which the number of new IC design projects often decreases. Revenue from new licenses of the Company's products is influenced by the level of design efforts by its customers, and factors negatively affecting any of these industries could have a material adverse effect on the Company's business, operating results and financial condition. The Company's business, operating results and financial condition may fluctuate in the future from period to period as a consequence of general economic conditions in the semiconductor or electronics industry.



     Competition. The market for commercial DIT products is new and emerging, and the Company has few direct competitors. The Company principally competes with the engineering departments of potential customers that develop and maintain internally developed DIT. Certain of the Company's other potential customers rely on proprietary DIT developed and maintained by ASIC vendors. Although the Company believes that none of its competitors offer a complete DIT solution, the Company's current competitors with respect to one or more aspects of its DIT solution include Cascade Design Automation (a subsidiary of Oki Semiconductor Ltd.) ("Cascade"), Compass Design Automation (a subsidiary of VLSI Technology, Inc.) ("Compass"), Silicon Architects (a subsidiary of Synopsys, Inc.) ("Si-Arc") and Artisan Components, Inc ("Artisan"). In addition, certain semiconductor foundries currently offer or may in the future offer one or more elements of a DIT solution. The Company does not offer EDA tools, and its products are designed to be compatible with leading EDA tools. The Company expects that the market for its products will become increasingly competitive in the future. Among the Company's potential competitors are a number of large vertically integrated semiconductor companies and numerous EDA software companies that may develop products that compete with those of the Company. Increased competition could eventually result in price reductions or reduced operating margins which could materially adversely affect the Company's business, operating results and financial condition. Many of the Company's potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. See "Business -- Competition."


     Risks Associated With International Operations. A significant portion of the Company's revenue is derived from customers outside the United States, and the Company anticipates that international revenue will continue to be significant in the future. Specifically, revenue from customers outside the United States accounted for 83.7%, 54.2% and 66.2% of revenue in fiscal 1994, 1995 and 1996, respectively. The Company intends to continue to expand its sales and marketing activities in Asia and Europe. The Company's international business involves a number of risks, including the impact of possible recessionary environments in economies outside the United States, political and economic instability, exchange rate fluctuations, longer receivables collection periods and greater difficulty in accounts receivable collection from distributors and customers, difficulty in managing distributors or sales representatives, unexpected changes in regulatory requirements, reduced or limited protection for intellectual property rights, export license requirements, tariffs and other trade barriers and potentially adverse tax consequences. There can be no assurance that the Company will be able to sustain or increase revenue derived from international licensing and services or that the foregoing factors will not have a material adverse effect on the Company's business, operating results and financial condition. Although the Company prices its products and services in United States dollars, currency exchange fluctuations in countries in which the Company licenses its products could have a material adverse effect on the Company's business, operating results and financial condition by resulting in pricing that is not competitive with products priced in local currencies. The Company does not currently hedge against foreign currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


     Limited Protection of Proprietary Rights. The Company's success is dependent on its ability to protect its proprietary technology. The Company relies upon a combination of copyright, patent, trade secret and trademark laws to protect its proprietary technology. The Company enters into confidentiality agreements with its employees, distributors and customers and limits access to and distribution of the source code to its software and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. Despite the Company's efforts to protect its proprietary rights, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use. Attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing the unauthorized use of the Company's products is difficult and the Company could incur substantial costs in protecting and enforcing its intellectual property rights. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     As of February 28, 1997, the Company held three U.S. patents which expire from 2012 to 2013 and had six U.S. patent applications pending. The Company also has 13 patent applications pending in various foreign jurisdictions. The Company expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on its patents. The Company has registered the trademarks Aspec Technology and Mastergen and has four trademark applications pending in the United States. The process of seeking patent and trademark protection can be expensive and time consuming. There can be no assurance that patents or trademarks will issue from pending or future applications or that, if issued, such patents or trademarks will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage to the Company. Moreover, there can be no assurance that any patent or trademark rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights. In addition, the laws of certain countries in which the Company's products are distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Accordingly, effective trademark, copyright and patent protection may be unavailable in certain foreign countries.


     As is common in the software industry, the Company may from time to time receive notices from third parties claiming infringement by the Company's products of third-party proprietary rights. While the Company is not currently subject to any such claim, the Company believes that its products could increasingly be subject to such claims as the market for its products grows and as more competitors enter the market. Any such claim, with or without merit, could result in significant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all. See "Business -- Proprietary Rights."


     Potential for Software Defects. Complex software products such as those offered by the Company may contain undetected errors or defects commonly referred to as "bugs." There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in products or enhancements to existing products after commencement of commercial shipments. The Company does not presently maintain insurance with respect to potential damages due to errors or defects in its products. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's business, operating results and financial condition.



     Dependence on Key Personnel. The Company's business depends in significant part on the continued service of the Company's executive officers and other senior management and key employees, including certain technical, managerial and marketing personnel. The loss of the services of any of these individuals or groups of individuals could have a material adverse effect on the Company's business, operating results and financial condition. None of the Company's executive officers has an employment agreement with the Company. The Company believes that its future business results will also depend in significant part upon its ability to identify, attract, motivate and retain additional highly skilled technical, managerial and marketing personnel. Competition for such personnel in the computer software industry is intense. The Company is currently engaged in a search for a Vice President, Sales, a Vice President, Engineering and several additional engineering personnel. There can be no assurance the Company will be successful in identifying, attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.


     No Prior Market for the Shares; Expected Volatility of Share Price. Prior to the offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market will develop upon completion of the offering or, if it does develop, that such market will be sustained. The initial public offering price of the Company's Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, the Company's failure to meet or exceed published earnings estimates, changes in earnings estimates or recommendations by securities analysts, announcements of technological innovations, new products or new contracts by the Company or its existing or potential competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the EDA, semiconductor or electronics industries, adoption of new accounting standards affecting the software industry, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies which have often been unrelated to the operating performance of such companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Underwriting."


     Control by Officers, Directors and Affiliated Entities. Upon completion of the offering, the Company's executive officers, directors and venture capital funds affiliated with such directors will beneficially own in the aggregate approximately 60.8% of the issued and outstanding shares of Common Stock. Such stockholders will have sufficient voting power to control the outcome of all matters (including the election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the stockholders for approval and may be deemed to have effective control over the affairs and management of the Company. This controlling interest in the Company may also have the effect of making certain transactions more difficult or impossible, absent the support of such stockholders. Such transactions could include a proxy contest, mergers involving the Company, tender offers and open market purchase programs involving Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. See "Principal Stockholders."



     Benefits of the Offering to Current Stockholders. Immediately after the closing of this offering, based upon shares outstanding as of February 28, 1997, the existing stockholders of the Company will hold 22,720,234 shares of Common Stock, or approximately 85% of the total number of shares of Common Stock then outstanding. The existing stockholders of the Company paid an aggregate of approximately $10,460,000 to the Company for their shares of Common Stock. Assuming an initial public offering price of $9.00 per share, the value of the shares held by such existing stockholders would be approximately $204,482,000. This offering will create a public market for the resale of shares held by these existing stockholders. The existing holders of Common Stock will benefit from the redemption of the Series A Redeemable Preferred Stock due to the termination of the senior rights, preferences and privileges attributable to the Series A Redeemable Preferred Stock. In addition, the holders of the Company's Series A Redeemable Preferred Stock will benefit by having their shares of stock redeemed using a portion of the proceeds of the offering.


     Effect of Anti-takeover Provisions. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of such shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.


     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could materially adversely affect the market price for the Company's Common Stock. In addition to the 4,000,000 shares of Common Stock offered hereby, as of the date of this Prospectus (the "Effective Date") there will be 22,720,234 shares of Common Stock outstanding (assuming no exercise of options after February 28, 1997), all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 1,087,000 Restricted Shares will become eligible for sale 90 days after the Effective Date pursuant to Rule 701 under the Securities Act. However, approximately 213,000 of these shares will be subject to a right of repurchase in favor of the Company. Approximately 17,272,000 Restricted Shares will become eligible for sale 180 days after the Effective Date upon expiration of certain lockup agreements with the Company or the Underwriters and pursuant to Rules 144 and 701 under the Securities Act, subject in certain cases to certain volume and other resale restrictions under Rule 144. However, approximately 642,000 of these shares will be subject to a right of repurchase in favor of the Company. The remaining approximately 4,361,000 shares held by existing stockholders will become eligible for sale from time to time in the future under Rule 144. Additionally, an aggregate of approximately 69,250 shares issuable upon the exercise of stock options will become eligible for sale in the public market 180 days after the Effective Date upon expiration of lockup agreements with the Company or the Underwriters and pursuant to a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission approximately 90 days after the Effective Date. In addition, holders of approximately 4,779,000 shares of Common Stock have rights under certain circumstances to require the Company to register their shares for future sale. See "Shares Eligible for Future Sale."


     As described above, the number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lockup agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. However, Alex. Brown & Sons Incorporated, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lockup agreements. Alex. Brown & Sons Incorporated currently has no plans to release any portion of the securities subject to lockup agreements. When determining whether or not to release shares from the lockup agreements, Alex. Brown & Sons Incorporated will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.


     Dilution. The initial public offering price is substantially higher than the book value per share of the Common Stock. Investors purchasing shares of Common Stock in the offering will incur immediate and substantial dilution of $8.19 in net tangible book value per share of Common Stock (based upon an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses) from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $32.6 million ($37.6 million if the Underwriters' over-allotment option is exercised in full). The Company will use approximately $18.5 million of the proceeds of the offering to redeem all outstanding shares of the Company's Series A Redeemable Preferred Stock. The Company intends to use the remaining net proceeds of the offering for working capital and general corporate purposes. A portion of the net proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies, although no such transactions are currently under negotiation. Pending such uses, the Company expects to invest the net proceeds in interest-bearing securities.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth as of February 28, 1997: (i) the actual capitalization of the Company; (ii) the capitalization of the Company on a pro forma basis to reflect the termination of the redemption provisions of the redeemable Common Stock upon the closing of the offering; and (iii) the capitalization of the Company on an as adjusted basis to reflect the receipt by the Company of approximately $14.1 million of net proceeds from the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share after deducting the underwriting discounts and commissions and the estimated offering expenses and the application of a portion of the net proceeds therefrom to redeem all outstanding shares of Series A Redeemable Preferred Stock. See "Use of Proceeds."



                                                                  FEBRUARY 28, 1997
                                                       ----------------------------------------
                                                        ACTUAL       PRO FORMA      AS ADJUSTED
                                                       --------      ---------      -----------
                                                                    (IN THOUSANDS)
Series A Redeemable Preferred Stock, $.001 par
  value: 130,385 shares designated; shares
  outstanding: actual -- 130,378; pro forma --
  130,378; as adjusted -- none (actual and pro
  forma liquidation value: $18,495,000)...........     $ 13,547      $ 13,547         $    --
                                                       --------      --------           -----
Redeemable Common Stock, $.001 par value; shares
  outstanding: actual -- 4,778,804; pro forma and
  as adjusted -- none.............................        7,116            --              --
                                                       --------      --------           -----
Stockholders' equity (deficiency):
  Preferred stock, $.001 par value; 5,000,000
     authorized (excluding Series A Redeemable
     Preferred Stock): none outstanding...........           --            --              --
  Common Stock, $.001 par value: 75,000,000 shares
     authorized; shares outstanding: actual --
     17,941,430; pro forma -- 22,720,234; as
     adjusted -- 26,720,234(1)....................        3,344        10,460          43,040
  Stockholder notes receivable....................         (557)         (557)           (557)
  Deferred stock compensation.....................         (440)         (440)           (440)
  Retained earnings (deficit).....................      (15,340)      (15,340)        (20,288)
                                                       --------      --------           -----
          Total stockholders' equity
            (deficiency)..........................      (12,993)       (5,877)         21,755
                                                       --------      --------           -----
            Total capitalization..................     $  7,670      $  7,670         $21,755
                                                       ========      ========           =====


---------------

(1) As of February 28, 1997, excludes (i) 1,117,100 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1996 Stock Option Plan (the "Option Plan") at a weighted average exercise price of $5.95 per share; (ii) 3,382,900 shares of Common Stock available for future issuance under the Option Plan; (iii) 25,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1997 Director Option Plan (the "Director Plan") at a weighted average exercise price of $8.50 per share; (iv) 225,000 shares of Common Stock available for future issuance under the Director Plan and (v) 500,000 shares of Common Stock available for future issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). See Notes 7 and 11 of Notes to Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of February 28, 1997 was a deficit of approximately $10.8 million, or $(0.48) per share of Common Stock. "Pro forma net tangible book value" per share represents the amount of total assets of the Company less total liabilities and the liquidation value of the Series A Redeemable Preferred Stock, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 4,000,000 shares of Common Stock offered hereby (after deducting the underwriting discounts and commissions and estimated offering expenses) at an assumed initial public offering price of $9.00 per share, the pro forma net tangible book value of the Company as of February 28, 1997 would have been $21.8 million, or $0.81 per share. This represents an immediate increase in net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $8.19 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share...........................             $9.00
  Pro forma net tangible book value per share as of November 30, 1996.....  $(0.48)
  Increase per share attributable to new investors........................    1.29
                                                                            ------
Pro forma net tangible book value per share after the offering............              0.81
                                                                                       ------
Net tangible book value dilution per share to new investors...............             $8.19
                                                                                       ======



     The following table summarizes, on a pro forma basis as of February 28, 1997, the difference between the existing stockholders and the purchasers of shares in the offering (at an assumed initial public offering price of $9.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:



                                  SHARES PURCHASED          TOTAL CONSIDERATION
                               ----------------------     -----------------------     AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                               ----------     -------     -----------     -------     -------------
Existing stockholders........  22,720,234       85.0%     $10,460,000       22.5%         $0.46
New investors................   4,000,000       15.0       36,000,000       77.5          $9.00
                               ----------       ----      -----------      -----
          Total..............  26,720,234      100.0%     $46,460,000      100.0%
                               ==========       ====      ===========      =====



     The foregoing computations exclude, as of February 28, 1997: (i) 1,117,100 shares of Common Stock issuable upon exercise of outstanding options under the Option Plan at a weighted average exercise price of $5.95 per share; (ii) 3,382,900 shares of Common Stock available for future issuance under the Option Plan; (iii) 25,000 shares of Common Stock issuable upon exercise of outstanding options under the Director Plan at a weighted average price of $8.50 per share;
(iv) 225,000 shares of Common Stock available for future issuance under the Director Plan and (v) 500,000 shares of Common Stock available for future issuance under the Purchase Plan. See "Management -- Director Compensation," "Management -- Compensation Plans" and Notes 7 and 11 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


     The following selected financial data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Financial Statements, related Notes and other financial information included elsewhere in this Prospectus. The selected financial data set forth below for each of the years ended November 30, 1994, 1995 and 1996 and with respect to the Company's balance sheets as of November 30, 1995 and 1996 are derived from the Financial Statements of the Company audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The selected financial data set forth below for the year ended November 30, 1993 and with respect to the Company's balance sheet as of November 30, 1994 are derived from the audited Financial Statements of the Company, which are not included herein. The selected financial data set forth below for the year ended November 30, 1992 and for the three months ended February 29, 1996 and February 28, 1997 and with respect to the Company's balance sheets as of November 30, 1992 and 1993 and February 28, 1997 are derived from the Company's unaudited financial statements, which are not included herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information for the periods presented. Operating results for the three months ended February 28, 1997 are not necessarily indicative of the results that may be expected for any future period.



                                                                                                         THREE MONTHS ENDED
                                                           YEARS ENDED NOVEMBER 30,                  --------------------------
                                           --------------------------------------------------------  FEBRUARY 29,  FEBRUARY 28,
                                            1992        1993        1994        1995         1996        1996          1997
                                           -------     -------     -------     -------     --------  ------------  ------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenue................................  $    --     $ 3,689     $ 4,659     $ 6,640     $ 15,265     $2,518       $  5,678
                                           -------      ------      ------      ------       ------     ------         ------
  Costs and expenses:
    Cost of revenue......................      233       1,320       1,553       2,307        4,702        784          1,650
    Research and development.............       42         230         289         445          921        227            298
    Sales and marketing..................       94         196         624       1,387        3,526        577          1,514
    General and administrative...........      512         545         827       1,093        1,994        472            396
                                           -------      ------      ------      ------       ------     ------         ------
        Total costs and expenses.........      881       2,291       3,293       5,232       11,143      2,060          3,858
                                           -------      ------      ------      ------       ------     ------         ------
  Income (loss) from operations..........     (881)      1,398       1,366       1,408        4,122        458          1,820
  Other income, net......................        7          17          17          56          310         21             89
                                           -------      ------      ------      ------       ------     ------         ------
  Income (loss) before income taxes......     (874)      1,415       1,383       1,464        4,432        479          1,909
  Provision for income taxes.............       --         566         553         585        1,815        197            764
                                           -------      ------      ------      ------       ------     ------         ------
  Net income (loss)......................     (874)        849         830         879        2,617        282          1,145
  Accretion of redeemable preferred
    stock(1).............................       --          --          --          --          392         --            202
                                           -------      ------      ------      ------       ------     ------         ------
  Income (loss) attributable to common
    stockholders.........................  $  (874)    $   849     $   830     $   879     $  2,225     $  282       $    943
                                           =======      ======      ======      ======       ======     ======         ======
  Net income (loss) per share(2).........  $ (0.06)    $  0.03     $  0.03     $  0.03     $   0.09     $ 0.01       $   0.04
                                           =======      ======      ======      ======       ======     ======         ======
  Shares used in per share
    computation(2).......................   14,215      24,439      25,534      26,234       25,834     26,731         23,157



                                                                 NOVEMBER 30,
                                           --------------------------------------------------------         FEBRUARY 28,
                                            1992        1993        1994        1995         1996               1997
                                           -------     -------     -------     -------     --------  --------------------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA
  Cash and equivalents...................  $   347     $   347     $   770     $ 2,317     $  6,341                    $  4,469
  Working capital........................   (1,108)       (255)        420         944        3,704                       4,600
  Total assets...........................      622       1,028       2,353       5,046       15,760                      12,849
  Redeemable preferred stock.............       --          --          --          --       13,345                      13,547
  Redeemable common stock................       --          --          --          --        7,116                       7,116
  Total stockholders' equity
    (deficiency).........................     (833)         48         904       1,798      (14,063)                   (12,993)


---------------
(1) See Note 6 of Notes to Financial Statements for an explanation of the determination of the accretion amount.

(2) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine earnings per share and the number of shares used to compute per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Aspec was founded in December 1991 to develop, market and support a commercial DIT. Through fiscal 1992, the Company was principally engaged in the development of its first products and the establishment of customer relationships. The Company recognized its initial revenue in fiscal 1993 as DIT products were completed for customers designing gate array-based ASICs. In fiscal 1993, 1994 and 1995, a substantial portion of the Company's revenue was derived from the license of DIT products to vertically integrated semiconductor manufacturers that were seeking to enter the merchant ASIC market. During these years, the Company also expanded its development efforts. By fiscal 1996, the Company had enhanced its DIT products for gate array-based ICs and had developed DIT products for standard cell-based ICs supporting a number of foundry processes. These developments allowed the Company to expand its customer base to include other integrated semiconductor companies, fabless semiconductor companies, electronics systems manufacturers and distributors that sell to such entities.

     Revenue consists primarily of license fees for the Company's DIT products which are adapted for the specific process technology used by the customer. To a lesser extent, the Company realizes revenue from service and maintenance fees. Typically a customer licenses a bundle of products which is accompanied by design methodology documentation and training. The license of the Company's products typically involves a lengthy sales cycle of up to 12 months because the license generally involves a significant commitment of capital by the customer and because Aspec's DIT is either replacing a customer's proprietary DIT or introducing an entirely new DIT. These DIT products are licensed to customers on a per design basis, a per site basis or an enterprise basis. The price for a typical bundle of products ranges from approximately $50,000 on a per design basis to over $2.0 million on an enterprise basis.

     Engineering efforts devoted to developing products for which revenue is recognized on a percentage of completion basis are recognized as cost of revenue. Engineering efforts devoted to developing the Company's core technology and products not requiring adaptation are recognized as research and development expense. As a result of its engineering efforts, the Company has developed a substantial base of technology which the Company is able to reuse in other DIT product offerings. The Company expects to continue to devote significant resources to its various engineering efforts.


     A significant portion of the Company's revenue is derived from customers outside the United States, and the Company anticipates that international revenue will continue to be significant in the future. Specifically, revenue from customers outside the United States accounted for 83.7%, 54.2% and 66.2% of revenue in fiscal 1994, 1995 and 1996, respectively. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other barriers, political and economic instability, limited intellectual property protection, difficulties in collecting payments due from distributors or customers, difficulties in managing distributors or representatives, and potentially adverse tax consequences. Although the Company prices its products and services in United States dollars, currency exchange fluctuations in countries in which the Company licenses its products could have a material adverse effect on the Company's business, operating results or financial condition by resulting in pricing that is not competitive with products priced in local currencies. The Company does not currently hedge against foreign currency fluctuations. To date, currency exchange fluctuations have not had a material impact on the Company's financial results. See "Risk Factors -- Risks Associated With International Operations."



     In May and June 1996, the Company issued an aggregate of 130,378 shares of its Series A Redeemable Preferred Stock. The aggregate liquidation and redemption value of the Series A Redeemable Preferred Stock is approximately $18.5 million. The Company is accreting the difference between the book value of the Series A Redeemable Preferred Stock and its redemption value over the period from the issuance date through the mandatory redemption dates resulting in accretion of approximately $0.8 million per year. In addition, in connection with the redemption of all outstanding shares of such Series A Redeemable Preferred Stock from the proceeds of the offering, the difference between the book value and the redemption value of approximately $4.9 million will be recorded as accretion for Preferred Stock when determining income attributable to common stockholders and earnings per share. This $4.9 million of accretion will be recorded in the third quarter of fiscal 1997 when the offering is completed. See Note 6 of Notes to Financial Statements.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data of the Company expressed as a percentage of revenue.

                                                                     YEARS ENDED NOVEMBER 30,
                                                                     -------------------------
                                                                     1994      1995      1996
                                                                     -----     -----     -----
STATEMENT OF OPERATIONS DATA:
  Revenue..........................................................  100.0%    100.0%    100.0%
                                                                     -----     -----     -----
  Costs and expenses:
     Cost of revenue...............................................   33.3      34.7      30.8
     Research and development......................................    6.2       6.7       6.0
     Sales and marketing...........................................   13.4      20.9      23.1
     General and administrative....................................   17.8      16.5      13.1
                                                                     -----     -----     -----
          Total costs and expenses.................................   70.7      78.8      73.0
                                                                     -----     -----     -----
  Income from operations...........................................   29.3      21.2      27.0
  Interest income..................................................    0.4       0.8       2.0
                                                                     -----     -----     -----
  Income before income taxes.......................................   29.7      22.0      29.0
  Provision for income taxes.......................................   11.9       8.8      11.9
                                                                     -----     -----     -----
  Net income.......................................................   17.8%     13.2%     17.1%
                                                                     =====     =====     =====

COMPARISON OF FISCAL 1994, 1995 AND 1996


     Revenue. Revenue increased 42.5% from $4.7 million in fiscal 1994 to $6.6 million in fiscal 1995 as the Company expanded sales of gate array-based DIT products and initiated sales of standard cell-based DIT products to new customers. Revenue increased 129.9% from $6.6 million in fiscal 1995 to $15.3 million in fiscal 1996 as the Company continued to expand its sales of standard cell-based and gate array DIT products to a broader customer base.



     International revenue accounted for 83.7%, 54.2% and 66.2% of revenue in fiscal 1994, 1995 and 1996, respectively. In fiscal 1994, Thesys, Sanyo, Hyundai and Samsung accounted for 28.9%, 21.3%, 19.3% and 12.7% of revenue, respectively. In fiscal 1995, Samsung, NSC and Yamaha accounted for 18.2%, 17.3% and 15.1% of revenue, respectively. In fiscal 1996, Asahi Glass accounted for 10.5% of revenue, and the Company's six largest customers accounted for 51.8% of revenue. The Company anticipates that the majority of its revenue will be derived from a relatively small number of customers through fiscal 1997.



     Cost of revenue. Cost of revenue primarily represents the costs of personnel and other operating expenses incurred in the development and production of DIT products to customer specifications. Cost of revenue increased from $1.6 million in fiscal 1994 to $2.3 million in fiscal 1995 and $4.7 million in fiscal 1996. Cost of revenue has fluctuated from 33.3% of revenue in fiscal 1994 to 34.7% of revenue in 1995 and 30.8% of revenue in fiscal 1996. The reduction in cost of revenue as a percentage of revenue in fiscal 1996 reflects increased revenue in the second half of the year from products that did not require significant adaptation.



     Research and development. Research and development expense represents the cost of engineering personnel and other operating expenses incurred in the development and enhancement of the Company's core technology and products not requiring significant adaptation. Research and development expense increased from $289,000 in fiscal 1994 to $445,000 in fiscal 1995 and $921,000 in fiscal 1996. These increases primarily reflect increases in engineering personnel and related expenses. As a percentage of revenue, research and development expense fluctuated from 6.2% in fiscal 1994 to 6.7% in fiscal 1995 and 6.0% in fiscal 1996. The Company expects research and development expense to increase in absolute dollars in future periods as the Company expands its engineering efforts. The expected increase in the Company's research and development expense could have a material adverse effect on the Company's business, operating results and financial condition if the Company's revenue does not also increase.



     Sales and marketing. Sales and marketing expense consists of salaries, commissions paid to internal sales and marketing personnel and sales representative promotional costs and related operating expenses. Sales and marketing expense increased from $624,000 in fiscal 1994 to $1.4 million in fiscal 1995 and $3.5 million in fiscal 1996. These increases primarily reflect the increases in personnel required to support the Company's revenue growth and increases in agent and sales representative commissions. Sales and marketing expense fluctuated as a percentage of revenue from 13.4% in fiscal 1994 to 20.9% in fiscal 1995 and 23.1% in fiscal 1996. The Company expects sales and marketing expense to increase in absolute dollars in future periods as the Company expands its sales and marketing efforts. The expected increase in the Company's sales and marketing expense could have a material adverse effect on the Company's business, operating results and financial condition if the Company's revenue does not also increase.



     General and administrative. General and administrative expense increased from $827,000 in fiscal 1994 to $1.1 million in fiscal 1995 and to $2.0 million in fiscal 1996. The increases in general and administrative expense in each period resulted primarily from the addition of new management and administrative personnel and increased administrative costs to support the Company's growth. As a percentage of revenue, general and administrative expense decreased from 17.8% in fiscal 1994 to 16.5% in fiscal 1995 and 13.1% in fiscal 1996 as revenue increased in each period. The Company expects general and administrative expense to increase in absolute dollars in future periods as the Company expands its operations.



     Provision for income taxes. The Company's tax rates of 40.0%, 40.0% and 41.0% in fiscal 1994, 1995 and 1996, respectively, approximate the combined federal and state statutory income tax rates.

QUARTERLY RESULTS OF OPERATIONS


     The following tables set forth selected statement of operations data for each of the nine fiscal quarters ended February 28, 1997 as well as the percentage of the Company's revenue represented by such data. This information has been derived from the Company's unaudited quarterly financial statements. The unaudited quarterly financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's annual audited financial statements and notes thereto appearing elsewhere in this Prospectus. The operating results for any interim period are not necessarily indicative of results to be expected for any future period.



                                                                     THREE MONTHS ENDED
                                   --------------------------------------------------------------------------------------
                                   FEB. 28,  MAY 31,  AUG. 31,  NOV. 30,  FEB. 29,  MAY 31,  AUG. 31,  NOV. 30,  FEB. 28,
                                     1995     1995      1995      1995      1996     1996      1996      1996      1997
                                   --------  -------  --------  --------  --------  -------  --------  --------  --------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue.........................  $1,021   $1,525    $1,553    $2,541    $2,518   $2,840    $4,570    $5,337    $5,678
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Costs and expenses:
    Cost of revenue...............     513      527       573       694       784    1,000     1,357     1,561     1,650
    Research and development......      85       92       107       161       227      211       241       242       298
    Sales and marketing...........     216      256       377       538       577      633       991     1,325     1,514
    General and administrative....     211      250       303       329       472      448       500       574       396
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
        Total costs and
          expenses................   1,025    1,125     1,360     1,722     2,060    2,292     3,089     3,702     3,858
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Income (loss) from operations...      (4)     400       193       819       458      548     1,481     1,635     1,820
  Interest income.................       4       17        18        17        21       19       199        71        89
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Income before income taxes......      --      417       211       836       479      567     1,680     1,706     1,909
  Provision for income taxes......      --      167        84       334       197      232       689       697       764
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Net income......................  $   --   $  250    $  127    $  502    $  282   $  335    $  991    $1,009    $1,145
                                    ======   ======    ======    ======    ======   ======    ======    ======    ======

                                                                                               AS A PERCENTAGE OF REVENUE
                                                                                                                   ------
  Revenue.........................   100.0%   100.0%    100.0%    100.0%    100.0%   100.0%    100.0%    100.0%    100.0%
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Costs and expenses:
    Cost of revenue...............    50.2     34.6      36.9      27.3      31.1     35.2      29.7      29.3      29.1
    Research and development......     8.3      6.0       6.9       6.3       9.0      7.4       5.3       4.5       5.2
    Sales and marketing...........    21.2     16.8      24.3      21.2      22.9     22.3      21.7      24.8      26.7
    General and administrative....    20.7     16.4      19.5      13.0      18.8     15.8      10.9      10.8       7.0
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
        Total costs and
          expenses................   100.4     73.8      87.6      67.8      81.8     80.7      67.6      69.4      68.0
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Income (loss) from operations...    (0.4)    26.2      12.4      32.2      18.2     19.3      32.4      30.6      32.0
  Other income, net...............     0.4      1.1       1.2       0.7       0.8      0.7       4.4       1.3       1.6
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Income before income taxes......      --     27.3      13.6      32.9      19.0     20.0      36.8      31.9      33.6
  Provision for income taxes......      --     10.9       5.4      13.1       7.8      8.2      15.1      13.0      13.4
                                    ------   ------    ------    ------    ------   ------    ------    ------    ------
  Net income......................      --%    16.4%      8.2%     19.8%     11.2%    11.8%     21.7%     18.9%     20.2%
                                    ======   ======    ======    ======    ======   ======    ======    ======    ======



     The Company's revenue increased on a quarterly basis from the first quarter of fiscal 1995 to the first quarter of fiscal 1997, except for a slight decrease from the fourth quarter of fiscal 1995 to the first quarter of fiscal 1996. Revenue in the third quarter of fiscal 1996 increased from the second quarter of fiscal 1996 because of increased revenue from gate array products sold to merchant ASIC customers. Revenue continued to grow in the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 primarily because of increased revenue from standard cell-based DIT products sold to new customers.



     Cost of revenue increased on a quarterly basis from the first quarter of fiscal 1995 to the first quarter of fiscal 1997. As a percentage of revenue, cost of revenue has fluctuated over this period but generally has declined as a percentage of revenue. The reduction in cost of revenue as a percentage of revenue after the second quarter of fiscal 1996 reflects increased revenue from products that did not require significant adaptation.



     Research and development expense generally increased in absolute dollars over the nine quarter period. As a percentage of revenue, research and development expense has fluctuated but generally has declined after the second quarter of fiscal 1996 due to rapid revenue growth. The Company expects research and development expense to increase in absolute dollars over future periods as it expands its engineering efforts.



     Sales and marketing expense increased in each of the nine quarters as the Company established a North American direct sales force and relationships with distributors and sales representatives in North America and Asia. Sales and marketing expense increased substantially in the third and fourth quarters of fiscal 1996 and the first quarter of fiscal 1997 due to increased personnel costs, commissions paid to sales representatives in Taiwan and Singapore and increased commissions paid to employees in North America associated with increased revenue in those periods. In addition, sales and marketing expense increased in the first quarter of fiscal 1997 due to increased personnel as certain general and administrative personnel were transferred into sales and marketing.



     General and administrative expense generally increased in absolute dollars as the Company increased its administrative efforts to manage its growth and decreased as a percentage of revenue due to more rapidly increasing revenue in the quarters shown. General and administrative expense declined in both absolute dollars and as a percentage of revenue in the first quarter of fiscal 1997 due to reduced personnel and other administrative costs as certain personnel were transferred into sales and marketing.


     Interest income increased substantially in the third quarter of fiscal 1996 because of interest on the proceeds of sales of the Company's stock. Interest income decreased in the fourth quarter of fiscal 1996 as the Company used funds to repurchase common stock.

     The Company's operating results have fluctuated in the past and are expected to fluctuate significantly from quarter to quarter and on an annual basis in the future as a result of a number of factors including the size and timing of customer orders; the Company's ability to achieve progress on percentage of completion contracts; the length of the Company's sales cycle; timing of new product announcements and introductions by the Company and its existing or future competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; and general economic conditions. The Company's future operating results are expected to fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially.


     A substantial majority of the Company's revenue is recognized on a percentage of completion method based upon actual costs incurred. The completion period typically ranges from three months to a year. Accordingly, revenue in any quarter is dependent on progress towards completion of the project by the Company. The Company has in the past experienced delays in the progress of certain projects and there can be no assurance that such delays will not occur with respect to future projects. Any delay or failure to achieve such progress could result in damage to customer relationships and the Company's reputation, diversion of engineering resources or a delay in the market acceptance of the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, these contracts may generally be cancelled without cause, and if a customer cancels or delays performance under any such contracts, the Company's business, operating results and financial condition could be materially adversely affected. See "Risk Factors -- Fluctuations in Future Operating Results; Dependence Upon Timely Project Completion."

COMPARISON OF THREE MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997



     Revenue. Revenue increased 125.5% from $2.5 million in the first quarter of fiscal 1996 to $5.7 million in the first quarter of fiscal 1997 primarily from increased revenue from standard cell-based DIT products sold to new customers.



     Cost of revenue. Cost of revenue increased 110.5% from $784,000 in the first quarter of fiscal 1996 to $1.7 million in the first quarter of fiscal 1997 reflecting increases in engineering personnel and related expenses. As a percentage of revenue, the cost of revenue decreased from 31.1% in the first quarter of fiscal 1996 to 29.1% in the first quarter of fiscal 1997 reflecting the increases in revenue from products that did not require significant adaptation.



     Research and development. Research and development expense increased 31.3% from $227,000 in the first quarter of fiscal 1996 to $298,000 in the first quarter of fiscal 1997 reflecting increases in engineering personnel and related expenses. Although research and development expense increased in absolute dollars, it decreased as a percentage of revenue from 9.0% in the first quarter of fiscal 1996 to 5.2% in the first quarter of fiscal 1997 as revenues increased at a faster rate.



     Sales and marketing. Sales and marketing expense increased 162.4% from $577,000 in the first quarter of fiscal 1996 to $1.5 million in the first quarter of fiscal 1997 primarily due to increases in personnel and personnel related costs and agent and sales representative commissions. As a percentage of revenue, sales and marketing expense increased from 22.9% in the first quarter of fiscal 1996 to 26.7% in the first quarter of fiscal 1997.



     General and administrative. General and administrative expense decreased 16.1% from $472,000 in the first quarter of fiscal 1996 to $396,000 in the first quarter of fiscal 1997 primarily due to the reduction in personnel cost associated with the transfer of personnel to sales and marketing and the reduction in other administrative costs. As a percentage of revenue, general and administrative expense declined from 18.8% in the first quarter of fiscal 1996 to 7.0% in the first quarter of fiscal 1997.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations to date with cash flow from operations and through the private sale of equity securities. Net cash provided by operating activities was $780,000, $2.1 million and $4.6 million in fiscal 1994, 1995 and 1996, respectively. Cash provided by operating activities included net income of $830,000, $879,000 and $2.6 million in fiscal 1994, 1995 and 1996, respectively, increases in deferred revenue of $1.3 million and $3.0 million in fiscal 1995 and 1996, respectively, increases in accrued liabilities of $293,000 and $1.3 million in fiscal 1995 and 1996, respectively, increases in taxes payable of $424,000, $415,000 and $1.0 million in fiscal 1994, 1995 and 1996, respectively, offset in part by increased accounts receivable of $687,000, $762,000 and $3.9 million in fiscal 1994, 1995 and 1996, respectively. In the first quarter of fiscal 1997, net cash used by operations was $1.3 million. Cash provided by operating activities, including net income of $1.1 million and decreases in accounts receivable of $1.4 million, was more than offset by uses of cash including reductions in income taxes payable of $1.8 million and deferred revenue of $1.9 million.



     Cash used in investing activities resulted primarily from additions to property and equipment. Purchases of property and equipment, consisting primarily of computer equipment and software, were $376,000, $594,000, $2.5 million and $707,000 in fiscal 1994, 1995, 1996 and the first quarter of fiscal 1997, respectively. The Company expects to invest approximately $4.0 million in computer equipment and software in the next twelve months.



     Cash provided from financing activities was $1.9 million in fiscal 1996. In fiscal 1996, the Company sold $13.0 million of its Series A Redeemable Preferred Stock, $2.0 million of Common Stock and $7.1 million of redeemable Common Stock. In fiscal 1996, the Company repurchased $20.2 million of Common Stock from certain founders. See "Certain Transactions."

     As of February 28, 1997, the Company had working capital of $4.6 million and cash and equivalents of $4.5 million. The Company has a bank line of credit which provides for borrowings of up to $1.0 million through July 1, 1997. As of February 28, 1997, the Company had no outstanding indebtedness under its line of credit and no long-term commitments other than operating lease obligations.


     The Company believes that the net proceeds from the offering, together with existing cash balances and funds expected to be generated from operations, will provide the Company with sufficient funds to finance its operations through at least the next twelve months.

                                    BUSINESS

     This Business section and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

INTRODUCTION


     Aspec is a leading independent provider of commercially available DIT solutions for IC design. DIT consists of libraries of electrical circuits, often called cell libraries, based on proprietary architectures, and a design methodology, which together enable IC designers to implement the physical design of an IC in silicon. Aspec's DIT supports many leading EDA tools and advanced process technologies at leading semiconductor foundries. Aspec's DIT is designed to: (i) facilitate the rapid design of complex, high-performance ICs in advanced process technologies, (ii) provide an integrated design solution that increases productivity, (iii) preserve existing EDA investments and (iv) allow customers to access multiple foundries for cost control and alternate sourcing. Aspec's DIT provides designers with quick access to accurate and complete cell libraries at a lower cost than developing an equivalent internal solution. Aspec's DIT includes its AdverPro design verification software which enables EDA tools to exchange data while maintaining design intent, provides an accurate timing function across EDA tools and helps to ensure compliance with proper design procedures.


INDUSTRY BACKGROUND

     Semiconductors have become a critical component of technology in numerous electronic products manufactured today. Advances in semiconductor technology have contributed to the rapid proliferation of personal computers, consumer electronics, networking equipment, cellular telephones and other communications devices, as well as a variety of medical, scientific and industrial instruments. Moreover, complex electronics products continue to be introduced at rapid rates while increasing worldwide competition continues to shorten product life cycles. These developments have driven continued improvements in IC design methodologies and manufacturing process technologies, enabling the design and fabrication of smaller, faster, more complex ICs that are produced more rapidly and at a lower cost per function. These trends have also resulted in a significant change in the semiconductor industry as fewer IC companies are adopting a vertically integrated approach to design and manufacturing and are instead relying on third-party specialists for their EDA tools and semiconductor foundries for their manufacturing needs.

     The emergence of ASIC companies in the 1980s is a key example of specialization in the semiconductor industry. Prior to this emergence, semiconductor companies were typically vertically integrated and were responsible for all aspects of the IC development process from design to manufacturing. ASIC companies developed a new approach that allowed their customers to define the functional logic of an IC while the ASIC company performed the physical level design and manufactured the IC.

     The ASIC design model relies upon EDA tools, captive wafer foundries and a process for implementing the physical design in silicon. This process is known as DIT. DIT consists of (i) a set of electrical circuit libraries, (ii) a common design architecture upon which these libraries are based and (iii) an overall design methodology. The circuit libraries define the physical and operating parameters of the individual logic elements which are the core building blocks of an IC. These libraries are based on a proprietary architecture that consists of a set of circuit-level design rules which specify certain key operating and physical characteristics of the individual electrical components which comprise these logic elements. The quality of the architecture determines in large part the circuit's operating performance and power consumption and its ability to perform as expected when implemented in silicon. The design methodology is a set of chip-level design guidelines and rules that determine how the circuit libraries are used in conjunction with EDA tools to produce the IC design in silicon. The quality of the design methodology substantially determines the IC designer's ability to successfully complete the design and provide for successful manufacturing in a timely manner. The success that ASIC companies experienced using DIT-based design models influenced traditional IC companies to adopt a similar model. Today virtually every IC is developed using EDA tools and DIT.

     The following chart illustrates the IC design process and how DIT forms an integral part of this process:

        [A graphical diagram appears here that depicts the steps in the
                                IC manufacturing
         process and how EDA tools and DIT interact with such process.]

     Development of a DIT requires highly specialized expertise in IC design, EDA tools and foundry processes and is complicated for a number of reasons. First, each step in the IC design process requires at least one specialized EDA tool, and a complex design typically requires more than ten different tools. Each EDA tool uses the circuit libraries to perform its analysis. However, each EDA tool utilizes the same base library in a different format and, therefore, a design may require access to more than 30 different formats of libraries. Additionally, each IC designer usually selects EDA tools from different vendors to optimize the requirements of a specific design process. However, different tools do not easily interface with each other. Thus, a DIT must also effectively manage the interrelationship among multiple EDA tools.

     In addition, DIT must be reconfigured for each semiconductor process technology and also for each semiconductor manufacturer used by the IC designer. For example, to migrate from a manufacturer's 0.5m to a 0.35m process, each library must be reconfigured, which requires reoptimization of circuit size and physical layout. This reconfiguration involves significant engineering resources and time to complete. The reconfiguration process becomes especially complex for deep submicron designs, which are required to satisfy the demands of smaller, faster and more complex ICs.

     IC designers utilize various methods to meet their DIT requirements. ASIC vendors and IC companies typically rely on internally developed DIT solutions. Electronic systems manufacturers such as PC companies rely on ASIC companies for DIT. However, it is becoming increasingly difficult for these methods to meet the challenges of increased design complexity and increased time-to-market pressures which confront IC designers. ASIC vendors and IC companies are also finding it increasingly impracticable, costly and time consuming to develop and maintain their own proprietary DIT. In addition, ASIC vendors and IC companies find it increasingly difficult to allocate sufficient resources to DIT as more and more resources are required for complex semiconductor design. Electronic systems manufacturers are finding it desirable to control the intellectual property content of their designs, to more rapidly adopt new process technologies and effectively integrate the various steps in their design flows and, consequently, to decrease the time-to-market for their products. Thus, these companies are increasingly seeking a third-party solution to their DIT requirements.

ASPEC SOLUTION


     Aspec is a leading independent provider of commercially available DIT solutions for IC design. Aspec's DIT supports many leading EDA tools and advanced process technologies at leading semiconductor foundries. Aspec's DIT is designed to: (i) facilitate the rapid design of complex, high-performance ICs in advanced process technologies, (ii) provide an integrated design solution that increases productivity, (iii) preserve existing EDA investments and (iv) allow customers to access multiple foundries for cost control and alternate sourcing. The Company also believes its DIT enables IC companies to create high quality, reliable and high performance ICs while reducing time-to-market and lowering production and design costs. Aspec's DIT solution provides quick access to accurate and complete cell libraries at lower cost than developing an equivalent internal solution. Aspec's DIT also includes its AdverPro design verification software which enables EDA tools to exchange data while maintaining design intent, provides an accurate timing function across EDA tools and helps to ensure compliance with proper design procedures. Aspec's DIT is also designed to facilitate the porting of circuit designs to different foundries and process technologies quickly and at reduced cost, which can be accomplished using Aspec's QuickPort software. The Company believes its products provide the following benefits:


     Access to Sophisticated Process Technology. Companies obtain access to advanced process technology quickly and cost effectively by licensing Aspec's DIT. By selecting a commercial solution, companies are able to dedicate more of their internal engineering resources to semiconductor design. Aspec reconfigures and optimizes its architecture and libraries for leading foundries and IC manufacturers.

     Control of Intellectual Property and Design. With Aspec's DIT, IC designers can establish a standard DIT for all of their design processes and maintain ownership of the intellectual property content of their designs. Aspec's DIT also enables electronic systems manufacturers to exercise control over their designs instead of relying on ASIC companies to control the design process. This control is especially critical as the time-to-market for new products continues to contract.

     Support of Leading EDA Software Tools. Aspec's DIT supports many leading third-party EDA tools including those from Avant! Corporation ("Avant!"), Cadence Design Systems, Inc. ("Cadence"), Epic Design Technology, Inc. ("Epic"), Mentor Graphics Corp. ("Mentor"), Synopsys

Inc. ("Synopsys") and Viewlogic Systems Inc. ("Viewlogic"). This open DIT structure enables EDA tools from different vendors to interface with one another and permits an IC designer to select the best tool for each step in the design process. Aspec's DIT also enables an IC designer to exchange data between different design processes even if different tools are used in each flow. By supporting a range of EDA tools, Aspec enables an IC designer to preserve the substantial investment made to acquire such tools.

     Facilitation of Deep Submicron Design. Aspec's DIT helps ensure that EDA tools and design processes work together to design complex deep submicron ICs. As an integral part of its DIT, Aspec's AdverPro software provides the interface that enables EDA tools to exchange data while maintaining design intent. As part of this interface, AdverPro is designed to provide an accurate timing function across EDA tools which is a critical requirement for deep submicron design. Aspec's DIT is also designed to help to ensure compliance with proper design procedures and enables the IC designer to develop a logic description which is qualified for physical layout.


     Design Portability. Aspec's DIT is designed to enable circuit designs to be transferred from one process technology to another. The increasing demand for semiconductor manufacturing capacity and access to advanced process technology has created a strong demand for second sourcing alternatives. However, the process of reconfiguring a design to a new manufacturing source may require many weeks of engineering time. Aspec's QuickPort software can significantly reduce this reconfiguration time by providing IC designers with the flexibility to port their designs across multiple foundries and process technologies.


STRATEGY


     The Company's objective is to expand its position as a leading independent provider of commercial DIT solutions for the semiconductor industry. To achieve this objective, the Company has adopted the following strategies:


     Establish Aspec DIT as an Industry Standard. Aspec believes it was one of the first companies to deliver commercial DIT solutions for the semiconductor industry and is committed to establishing its DIT as an industry standard. Aspec's DIT provides an open solution by supporting many leading EDA tools and process technologies at leading semiconductor foundries. The Company's DIT allows its customers to complete their designs rapidly and precisely, to preserve their existing investment in EDA tools and to utilize cost-effectively multiple foundries. Aspec believes its DIT is well-positioned to become an industry standard because many of its existing and potential competitors are dedicated to one EDA tool supplier.


     Maintain Technological Leadership. Aspec's goal is to maintain its position as an independent leader in providing commercial DIT solutions by rapidly developing new versions of its products to support the most advanced EDA tools and emerging deep submicron process technologies. The Company is continuing to enhance its DIT and to add functionality to its AdverPro software to meet the challenges of new processes. Aspec is also developing selected specialized software tools that enhance its DIT and is developing a process that facilitates the creation of enhanced cell libraries. The Company intends to continue to recruit and retain key technical personnel who have the experience and skills to strengthen Aspec's position as an independent leader in commercial DIT development.


     Broaden Customer Base. Aspec's goal is to expand its customer base by leveraging the products and expertise it initially developed to meet the requirements of vertically integrated semiconductor companies that were seeking to enter the merchant ASIC market. Specifically, the Company is targeting its sales and marketing efforts towards fabless semiconductor companies that have historically relied on internal resources to meet their DIT needs. Due to the increasing cost of such proprietary DITs and the shortening product life cycles for their products, Aspec believes that these companies will increasingly seek a third-party solution to their DIT requirements. Aspec is also targeting electronic systems manufacturers that currently rely on ASIC vendors for DIT. By utilizing Aspec's DIT, electronic systems manufacturers can more effectively control the intellectual property content of their designs.

     Promote Long-Term Commercial Relationships. A key element of Aspec's strategy is to cultivate long-term relationships with its customers, leading semiconductor foundries and EDA tool companies. Aspec believes that relationships with key industry participants will enhance its ability to establish its DIT as an industry standard. The Company emphasizes commercial and technical discussions to receive feedback on products, support and market requirements. The Company believes the breadth and quality of this information is a valuable source of strategic direction and validation.

PRODUCTS AND SERVICES


     Aspec markets a suite of DIT products on a per design basis, a per site basis or an enterprise basis to its customers. These products include electrical circuit libraries, memory compilers and AdverPro. Typically a customer licenses a bundle of products which is accompanied by design methodology documentation and training. These products are also licensed separately. Aspec's DIT products include licenses for libraries for logic functions based on gate array/embedded array or standard cell architectures, input/output ("I/O") functions, compilers to automatically generate memory blocks and software that ensures that various commercially available EDA tools work together to accurately produce the IC design in silicon. In addition, Aspec provides software that enables the portability of designs as well as various design services and consulting to its DIT licensees on a per project basis. The Company's products, which run on UNIX workstations and Windows NT-based PCs, support over 30 industry standard EDA tools, including those produced by Avant!, Cadence, Epic, Mentor, Synopsys and Viewlogic.


     A description of the Company's principal products and services is provided below:

          HDA Libraries. High Density Array ("HDA") is Aspec's proprietary, patented gate array/ embedded array architecture for silicon processes from 0.8m to 0.35m and smaller. Benchmarks have shown HDA to be 10% to 50% denser than competitive offerings. In addition, various HDA circuit design features enable designers to complete the layout of the design faster than other gate array architectures. With an HDA license, the customer obtains access to silicon process optimized libraries for commonly used logic functions, such as Boolean logic.

          HDC Libraries. High Density Cell ("HDC") is Aspec's proprietary standard cell architecture for silicon processes from 0.6m to 0.5m. Compared to other proprietary or commercially available standard cell libraries, Aspec's HDC requires less interconnection (routing) overhead. As a result, not only is an HDC-based IC smaller than competitive offerings, it is also faster and requires less power. With an HDC license, the customer obtains access to silicon process optimized libraries for commonly used logic functions.

          SSC Libraries. Super Standard Cell ("SSC") is Aspec's recently introduced, proprietary standard cell architecture for deep submicron processes from 0.35m and smaller. When using the same process technology, SSC libraries will usually be 15% smaller than Aspec's HDC libraries. In addition, ICs implemented in SSC libraries will consume less power and yield higher performance, due to library features that are designed to take advantage of silicon processes from 0.35m and smaller. With an SSC license, the customer obtains access to silicon process optimized libraries for commonly used logic functions.

          I/O Circuit Libraries. Aspec offers a set of silicon process optimized circuit libraries for commonly used I/O functions for silicon processes from 0.8m to 0.35m and smaller. These I/O libraries enable Aspec customers to provide interconnection to other ICs in the system. As these interconnections have become more application specific, Aspec has developed specialized I/O libraries for these interfaces.

          Each of these cell and I/O libraries is licensed on a per silicon process basis, and prices range from $100,000 to over $800,000.

          Memory Compilers. Most IC designs contain large blocks of memory to store data. Aspec offers various memory compilers which automate the process of creating these memory blocks. As with all other libraries, the memory compilers are optimized for each silicon process. Prices for memory compilers range from $100,000 to $450,000.


          EDA Design Kits. In the IC development process, the designer uses many EDA tools. Each of these EDA tools requires that the HDA/HDC/SSC libraries, I/O libraries and memory blocks be described in a way that is understood by the EDA tools. Collectively, these different representations are called EDA Design Kits. Aspec's EDA Design Kits can support more than 30 different EDA tools. EDA Design Kits are typically licensed with cell and I/O libraries. The price of each EDA Design Kit ranges from $10,000 to over $250,000, depending upon how many EDA tools are supported.


          AdverPro. Aspec's AdverPro software is designed to manage the design process, provide an accurate timing function across EDA tools and help ensure compliance with proper design procedures. AdverPro is sold as licensed software, and its price ranges from $45,000 for a single user license to over $1,000,000 for an enterprise license.

          QuickPort. Aspec's QuickPort software is designed to enable an IC company to economically and timely port a design developed in Aspec's DIT from one silicon process to another. QuickPort also enables the transfer of circuit designs from one IC to another by providing for the reuse of designs developed in Aspec's DIT. QuickPort is sold as licensed software, and its price ranges from $100,000 for a single user license to $500,000 for an enterprise license.

          ASIC Design Service. Aspec maintains a design center to test the functionality of its software and to assist customers that lack experience in completing full circuit designs. These design services are offered on a per project basis.

  Foundry Processes Supported by Aspec

     Aspec's DIT supports many of the world's leading semiconductor foundries, including Chartered Semiconductor Manufacturing Ltd., International Business Machines Corp. ("IBM"), Taiwan Semiconductor Manufacturing Corp. ("TSMC") and United Microelectronics Corporation ("UMC"), thus offering its customers a wide variety of manufacturing sources. Aspec's DIT products are generally licensed on a per process technology basis and are available to support submicron processes from 0.8m to 0.35m, depending on the foundry.

CUSTOMERS


     Aspec's principal customers include vertically integrated semiconductor companies, fabless semiconductor companies and semiconductor foundries. The Company has been dependent on a relatively small number of customers for a substantial portion of its annual revenue. In fiscal 1994, Thesys, Sanyo, Hyundai and Samsung accounted for 28.9%, 21.3%, 19.3% and 12.7%, respectively, of the Company's revenue. In fiscal 1995, Samsung, NSC and Yamaha accounted for 18.2%, 17.3% and 15.1%, respectively, of the Company's revenue. In fiscal 1996, Asahi Glass accounted for 10.5% of the Company's revenue, and the Company's six largest customers accounted for 51.8% of the Company's revenue. The Company anticipates that the majority of its revenue will be derived from a relatively small number of customers through fiscal 1997. None of the Company's customers has a written agreement with the Company that obligates it to license additional products or to renew its maintenance agreement, and there can be no assurance that any customer will purchase additional software licenses or renew its maintenance agreement. See "Risk Factors -- Customer Concentration."

     The following is a representative list of Aspec's customers, each of which represented at least $100,000 of the Company's revenue in fiscal 1996.


ASIC COMPANIES                                     IC COMPANIES
Asahi Glass Co., Ltd.                              Analog Devices, Inc.
Hyundai Electronics Industries Co., Ltd.           Accton Technology Corp./Bridgecom
National Semiconductor Corporation                 Cirrus Logic, Inc.
Samsung Electronics Co., Ltd.                      CommQuest Technologies, Inc.
Sanyo Electric Co., Ltd.                           Integrated Circuit Systems, Inc.
Tritech Microelectronics International, Inc.       Integrated Device Technology Corporation
Yamaha Corporation                                 Media Reality Technologies, Inc.
                                                   PMC-Sierra, Inc.
EDA COMPANIES                                      Siliconians, Inc.
                                                   TranSwitch Corp.
Cadence Design Systems, Inc.                       Welldo Strong Ltd./Beijing
                                                   Microelectronics
ELECTRONIC SYSTEMS MANUFACTURERS                     Institute
Acer Laboratories, Inc.                            Winbond Electronic Ltd.
Compaq Computer Corporation

SALES AND MARKETING


     The Company's current and potential customers are principally located in North America, Japan, Korea and parts of Asia. The Company markets its products in North America, Japan and Korea primarily through its direct sales force. The Company employs highly skilled engineers and technical sales persons capable of serving the sophisticated needs of its customers. In addition to its direct sales and marketing efforts, the Company participates in industry trade shows and seminars to promote the adoption of its products. In parts of Asia and Europe, the Company markets its products primarily through a limited number of independent distributors that license and service the Company's products in these markets. The Company also supports these distributors with technical, sales and management personnel. The Asian and European countries that have constituted the primary foreign markets for the Company's products are Korea, Japan, Taiwan, Singapore and Germany.



     International revenue accounted for 83.7%, 54.2% and 66.2% of the revenue in fiscal 1994, 1995 and 1996, respectively. The Company expects that international revenue will continue to account for a significant portion of its revenue in the future. The Company intends to continue to expand its sales and marketing activities in Asia and Europe. The Company's international business involves a number of risks, including the impact of possible recessionary environments in economies outside the United States, political and economic instability, exchange rate fluctuations, longer receivables collection periods and greater difficulty in accounts receivable collection from distributors and customers, difficulty in managing distributors or sales representatives, unexpected changes in regulatory requirements, reduced or limited protection for intellectual property rights, export license requirements, tariffs and other trade barriers and potentially adverse tax consequences. There can be no assurance that the Company will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on the Company's business, operating results and financial condition. Although the Company prices its products and services in United States dollars, currency exchange fluctuations in countries in which the Company licenses its products could have a material adverse effect on the Company's business, operating results and financial condition by resulting in pricing that is not competitive with products priced in local currencies. The Company does not hedge against foreign currency fluctuations. See "Risk
Factors -- Risks Associated With International Operations."


     The Company licenses its software to customers under nonexclusive agreements that do not transfer title and that restrict use of the products to specified purposes. The Company offers customers the option of licensing its products enterprise-wide or for use at a particular site or on designated computers at specific sites. License fees are dependent on the type of license, product mix and number of copies of each product subject to the license.

CUSTOMER SUPPORT

     The Company provides customers with technical support as well as training and consulting services. The Company believes that a high level of customer service and support is important to the adoption and successful utilization of its products. The Company's customers typically pay an additional fee for maintenance agreements that entitle them to technical support and periodic product upgrades. The Company also offers additional training and consulting services on a fee basis. To address technical issues, the Company has established a technical support group comprised of field and headquarters applications engineers who understand the design methodologies of the Company's customers. Through its technical support group, the Company provides customers with software updates, documentation updates and assistance with problem identification and resolution.

RESEARCH AND DEVELOPMENT

     The Company believes that its future competitive position will depend in large part on its ability to quickly and cost effectively develop new products, maintain and enhance its current product line, maintain technological competitiveness and meet an expanding range of customer requirements. During fiscal 1994, 1995 and 1996, research and development expenses were $289,000, $445,000 and $921,000, respectively. Aspec is committed to devoting significant resources to research and development. To date, all software development costs have been expensed as incurred. The Company's research and development efforts are focused on continued development of proprietary cell architecture, enhancements to existing software designs and support of additional design flows.

     The Company's customers operate in the semiconductor industry, which is subject to rapid technological change, frequent introductions of new products, short product life cycles, changes in customer demand and requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the Company's future success will depend on its ability to continue to enhance its existing products and to develop and introduce new products that satisfy increasingly sophisticated customer requirements and that keep pace with product introductions by EDA tool companies, emerging process technologies and other technological developments in the semiconductor industry. Any failure by the Company to anticipate or respond adequately to changes in technology or customer requirements, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be successful in its product development efforts, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of new or enhanced products or that such new or enhanced products will achieve market acceptance. The Company has in the past experienced delays in the release dates of certain of its products. If release dates of any new significant products or product enhancements are delayed, the Company's business, operating results and financial condition would be materially adversely affected. The Company could also be exposed to litigation or claims from its customers in the event it does not satisfy its delivery commitments. There can be no assurance that any such claim will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Dependence Upon Continuous Product Development; Risk of Product Delays."

COMPETITION

     The market for commercial DIT products is new and emerging, and the Company has few direct competitors. The Company principally competes with the engineering departments of potential customers that develop and maintain internally developed DIT. Certain of the Company's other potential customers rely on proprietary DIT developed and maintained by ASIC vendors. Although the Company believes that none of its competitors offer a complete DIT solution, the Company's current competitors with respect to one or more aspects of its DIT solution include Cascade, Compass, Si-Arc and Artisan. In addition, certain semiconductor foundries currently offer or may in the future offer one or more elements of a DIT solution. The Company does not offer EDA tools, and its products are designed to be compatible with leading EDA tools. The Company expects that the market for its products will become increasingly competitive in the future. Among the Company's potential competitors are a number of large vertically integrated semiconductor companies and numerous EDA software companies that may develop products that compete with those of the Company. Increased competition could eventually result in price reductions or reduced operating margins which could materially adversely affect the Company's business, operating results and financial condition. Many of the Company's potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. The Company believes the principal elements of competition in its market are the range of EDA tools and process technologies supported, technological leadership, product functionality, the level of technical support provided, software reliability and price. The Company believes that it competes favorably with respect to each of these factors. See "Risk Factors -- Competition."


PROPRIETARY RIGHTS

     The Company's success is dependent on its ability to protect its proprietary technology. The Company relies upon a combination of copyright, patent, trade secret and trademark laws to protect its proprietary technology. The Company enters into confidentiality agreements with its employees, distributors and customers and limits access to and distribution of the source code to its software and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. Despite the Company's efforts to protect its proprietary rights, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, and attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing the unauthorized use of the Company's products is difficult and the Company could incur substantial costs in protecting and enforcing its intellectual property rights. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.


     As of February 28, 1997, the Company held three U.S. patents which expire from 2012 to 2013 and had six U.S. patent applications pending. The Company also has 13 patent applications pending in various foreign jurisdictions. The Company expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on its patents. The Company has registered the trademarks Aspec Technology and Mastergen and has four trademark applications pending in the United States. The process of seeking patent and trademark protection can be expensive and time consuming. There can be no assurance that patents or trademarks will issue from pending or future applications or that, if issued, such patents or trademarks will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage to the Company. Moreover, there can be no assurance that any patent or trademark rights will be upheld in the future or that the Company will be able to preserve any of its other intellectual property rights. In addition, the laws of certain countries in which the Company's products are licensed or distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Accordingly, effective trademark, copyright and patent protection may be unavailable in certain foreign countries.


     As is common in the software industry, the Company may from time to time receive notices from third parties claiming infringement by the Company's products of third-party proprietary rights. While the Company is not currently subject to any such claim, the Company believes that its products could increasingly be subject to such claims as the market for its products grows and as more competitors enter the market. Any such claim, with or without merit, could result in significant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all. See "Risk Factors -- Limited Protection of Proprietary Rights."

EMPLOYEES


     As of February 28, 1997, the Company had 100 employees, including 60 in operations, 13 in research and development, 20 in sales and marketing and 7 in finance and administration. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.


FACILITIES

     The Company occupies approximately 29,000 square feet of office space in Sunnyvale, California, pursuant to a lease which expires in November 2001. The Company believes that its existing facility is adequate for its current needs but that it may need to seek additional space in the future. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                               GLOSSARY OF TERMS



APPLICATION SPECIFIC INTEGRATED CIRCUIT ("ASIC"): A custom/semi-custom IC designed for a particular product or application.



COMPILER: A software application that creates multiple circuit layouts based on pre-defined design rules.



DEEP SUBMICRON DESIGNS: Design rules, generally of less than 0.6m geometry, resulting in an IC with extremely high levels of integration and a very small die size area as measured in millimeters.



DESIGN ARCHITECTURE: A set of circuit-level design rules which specify certain key operating and physical characteristics of the circuit.



DESIGN IMPLEMENTATION TECHNOLOGY ("DIT"): A process for implementing the physical design of an IC in silicon. DIT consists of a set of electrical circuit libraries, a common design architecture upon which these libraries are based and an overall design methodology.



DESIGN METHODOLOGY: A set of chip-level design guidelines and rules that determine how the circuit libraries are used in conjunction with EDA tools to produce the IC design in silicon.



ELECTRICAL CIRCUIT LIBRARIES: Also referred to as cell libraries. Functions available in a semi-custom IC design environment used to define the physical and operating parameters of the individual logic elements which are the core building blocks of an IC.



ELECTRONIC DESIGN AUTOMATION ("EDA"): Technology and process by which electronic products (including custom and semi-custom ICs) are designed using computer-aided engineering tools.



EMBEDDED ARRAY:  A standard cell incorporated in a gate array.



FABLESS SEMICONDUCTOR COMPANY: A company that designs ICs but outsources manufacturing to foundries.



FOUNDRY: Semiconductor or silicon manufacturing company that manufactures custom and semi-custom ICs.



GATE ARRAY: A library of standard functional blocks available to a designer and pre-existing on the IC, but not interconnected. The EDA software arranges the interconnections of these cells to form almost any type of electronic function.



INPUT/OUTPUT ("I/O") FUNCTIONS: The circuitry residing at the periphery of the IC, the purpose of which is to communicate with other parts of the system.



INTEGRATED CIRCUIT ("IC"):  The chip, also referred to as a semiconductor.



INTELLECTUAL PROPERTY ("IP"): Proprietary functions/capabilities of an end user's electronic design.



MICRON ("m"): One millionth of a meter, a standard unit of measure in IC design.



PORTABILITY: The ability to transfer a circuit design to a new silicon process technology or to a new foundry source.



STANDARD CELL: An architecture with pre-determined building blocks which, when arranged in certain combinations, can make up almost any complex semi-custom IC. More customizable than a gate array.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information regarding the executive officers and directors of the Company as of April 30, 1997:



              NAME                 AGE                          POSITION
---------------------------------  ---    -----------------------------------------------------
Conrad J. Dell'Oca...............  56     President, Chief Executive Officer and Chairman of
                                          the Board
Jai P. Shin......................  55     Executive Vice President, Business Development and
                                            Director
Patrick Y. Yin...................  46     Senior Vice President, Engineering
James T. Lindstrom...............  51     Vice President, Finance and Administration and Chief
                                            Financial Officer
Y.S. Fu(1)(2)....................  49     Director
Walter G. Kortschak(1)(2)........  37     Director
Cheng Ming Lee...................  54     Director
Jeffrey D. Saper(2)..............  49     Director and Secretary


---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Mr. Dell'Oca has served as President and a director of the Company since January 1992 and as Chief Executive Officer of the Company since February 1992. In addition, since February 1997, Mr. Dell'Oca has served as Chairman of the Board. From May 1981 to 1991, Mr. Dell'Oca was Vice President, Research and Development of LSI Logic Corporation ("LSI Logic"), a semiconductor manufacturer. Mr. Dell'Oca received a B.A.Sc. and M.A.Sc. in Engineering Physics and a Ph.D. in Electrical Engineering from the University of British Columbia.


     Mr. Shin has served as Executive Vice President, Business Development of the Company since November 1996 and as a director of the Company since January 1992. From January 1992 to November 1996, Mr. Shin served as Vice President, Business Development of the Company, and from January 1992 to November 1996, Mr. Shin served as Chief Financial Officer of the Company. From January 1986 to December 1989, Mr. Shin served as President of LSI Logic Korea. Mr. Shin received a B.A. in Economics from San Jose State University.



     Mr. Yin has served as Senior Vice President, Engineering of the Company since February 1997. From January 1992 to February 1997, Mr. Yin served as Vice President, Engineering. From July 1989 to November 1991, Mr. Yin served as Design Group Manager of Chips and Technologies, Inc., a supplier of semiconductor and software solutions. From October 1981 to July 1989, Mr. Yin served as Director of Engineering of LSI Logic. Mr. Yin received an A.C.G.I. in Electrical Engineering from the Imperial College of Science and Technology and a B.Sc.E.E. from the University of London.


     Mr. Lindstrom has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since November 1996. From August 1992 to November 1996, Mr. Lindstrom served as Vice President, Finance and Chief Financial Officer of Trident Microsystems, Inc., a semiconductor design company. From February 1990 to August 1992, he served as Vice President, Finance and Chief Financial Officer of C-Cube Microsystems, Inc., a semiconductor design company. Mr. Lindstrom received a B.S. in Finance from the University of California, Berkeley and an M.B.A. from the University of Southern California.

     Mr. Fu has been a director of the Company since May 1996. Since January 1996, Mr. Fu has served as Partner of WK Technology. WK Technology manages a number of venture capital funds, including WK Technology Fund, WK Technology Fund II, WK Technology Fund III and WK Tech-nology Fund IV, which are principal stockholders of the Company. From April 1993 to December 1995, Mr. Fu served as Senior Vice President, Worldwide OEM Division and Chairman of the Board of Logitech Far East Ltd. ("Logitech Far East"), a computer hardware manufacturer. From January 1992 to April 1993, Mr. Fu served as General Manager and Chairman of the Board of Logitech Far East. From July 1986 to January 1992, Mr. Fu served as General Manager of Logitech Far East.


     Mr. Kortschak has been a director of the Company since May 1996. Mr. Kortschak is a General Partner of Summit Partners, L.P., where he has been employed since June 1989. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P. and Summit Investors III, L.P., which are principal stockholders of the Company. Mr. Kortschak also serves as a director of Diamond Multimedia Systems, Inc., HMT Technology Corporation, Mecon, Inc. and Simulation Sciences, Inc. Mr. Kortschak formerly served as a director of McAfee Associates, Inc.


     Mr. Lee has been a director of the Company since October 1996. Since January 1997, Mr. Lee has served as President of Apex Venture Capital Corp., a venture capital fund. Since February 1996, Mr. Lee has served as President of Win Win Venture Capital Corp., a venture capital fund and principal stockholder of the Company. Since January 1990, Mr. Lee has served as President of Fidelity Venture Capital Corp., a venture capital fund. Since April 1987, Mr. Lee has served as President of Taiwan Venture Capital Corp., a venture capital fund. Mr. Lee also serves as a director of Award Software International Inc. and Taiwan Opportunity Fund Limited.


     Mr. Saper has been Secretary and a director of the Company since May 1996. Mr. Saper has been a member of Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to the Company, since 1980. Mr. Saper is also a director of Diamond Multimedia Systems, Inc. and Unison Software, Inc.


     All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board and are appointed annually. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Compensation Committee of the Board of Directors consists of Messrs. Fu and Kortschak. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's executive officers, directors and employees and administers the Company's Option Plan and Purchase Plan.


     The Audit Committee of the Board of Directors consists of Messrs. Fu, Kortschak and Saper. The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs.


DIRECTOR COMPENSATION


     Outside directors receive $5,000 per year for serving on the Board of Directors, $1,500 for each regular meeting of the Board of Directors in which they participate and $2,500 per year for serving as a member of the Audit or Compensation Committee of the Board. Outside directors are also reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings. In addition, outside directors are eligible to participate in the Company's Director Plan, which was adopted in February 1997. For purposes of director compensation and participation in the Director Plan, outside directors are defined as directors who are not employees of the Company and are not partners or members of any venture capital firm or institutional investor which owns securities of the Company having more than five percent of the total voting power of the Company. A total of 250,000 shares of Common Stock has been reserved for issuance under the Director Plan. As of February 28, 1997, options to purchase an aggregate of 25,000 shares of Common Stock were outstanding under the Director Plan, and an aggregate of 225,000 shares of Common Stock remained available for future grants. The Director Plan provides for the grant of nonstatutory stock options to outside directors of the Company pursuant to an automatic, nondiscretionary grant mechanism. The Director Plan provides that each outside director, except for employee directors who become outside directors, shall be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock on the date upon which such person first becomes an outside director (the "First Option"). Thereafter, each outside director shall be automatically granted an option to purchase 5,000 shares of Common Stock upon his or her reelection to the Board on the date of the Company's annual meeting of stockholders of each year (a "Subsequent Option"), if on such date such outside director shall have served on the Company's Board of Directors for at least six (6) months. The Director Plan provides that each option shall become exercisable as to 25% of the shares subject to the option on the day before the date of the Company's annual meeting of stockholders of each year as long as the optionee remains a director. The exercise price per share of all options granted under the Director Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant. Options granted to Outside Directors under the Director Plan have a ten year term, but will expire unless exercised within three months following the termination of an Outside Director's status as a director. In the event of the merger or sale of substantially all of the assets of the Company, all outstanding options shall be assumed or substituted by the successor corporation, or if they are not assumed or substituted, they shall become fully vested and exercisable. If not terminated earlier, the Director Plan will have a term of ten years. Directors are also eligible to receive stock options under the Option Plan. Pursuant to the Director Plan, Mr. Saper was granted an option to purchase 25,000 shares at an exercise price of $8.50 per share on February 25, 1997. See "Management -- Compensation Plans."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Fu and Kortschak. Neither of these individuals were at any time since the formation of the Company an executive officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company does not currently have any employment contract in effect with its Chief Executive Officer or any other Named Executive Officer (as defined below).

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company during the fiscal year ended November 30, 1996 to the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers whose salary and bonus exceeds $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                                   --------------------       OTHER ANNUAL          ALL OTHER
   NAME AND PRINCIPAL POSITION      SALARY     BONUS(1)    COMPENSATION(2)(3)    COMPENSATION(4)
---------------------------------  --------    --------    ------------------    ---------------
Conrad J. Dell'Oca...............  $174,372    $50,000          $103,070             $29,682
  President, Chief Executive
  Officer and Director
Jai P. Shin......................   159,831     50,000           103,070               6,239
  Executive Vice President,
  Business Development and
  Director
Patrick Y. Yin...................   151,161     50,000            55,500               3,130
  Senior Vice President,
  Engineering
Perry G. Constantine(5)..........   103,503     22,500                --               1,612
  Executive Vice President,
  Worldwide Sales and Marketing

---------------
(1) Includes bonus payments earned in fiscal 1996 but paid in fiscal 1997.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(3) Represents incentive payments based on revenue from certain contracts. Includes incentive payments earned in fiscal 1996 but paid in fiscal 1997.

(4) Represents payments for life insurance and long-term disability insurance premiums.


(5) Mr. Constantine joined the Company in 1996, and his employment with the Company terminated in April 1997. Mr. Constantine's annual salary was $215,000.


OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant stock options to any of the Named Executive Officers during the fiscal year ended November 30, 1996. In addition, none of the Named Executive Officers held options or exercised options during the fiscal year ended November 30, 1996.

COMPENSATION PLANS

     1996 Stock Option Plan


     The Company's Option Plan was approved by the Board of Directors and the stockholders in June 1996 and was amended in February 1997. The 1996 Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees, directors and consultants of the Company. The Option Plan is currently administered by the Compensation Committee of the Board of Directors (the "Administrator"), which selects the optionees, determines the number of shares to be subject to each option and determines the exercise price of each option. The Option Plan authorizes the issuance of an aggregate of up to 4,500,000 shares of Common Stock. As of February 28, 1997, options to purchase an aggregate of 1,117,100 shares of Common Stock were outstanding under the Option Plan, and an aggregate of 3,382,900 shares of Common Stock remained available for future grants. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the Option Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the incentive stock option must not exceed five years. The term of all other options granted under the Option Plan may not exceed ten years.


     In the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, the Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that in the event the successor corporation refuses to assume or substitute for the outstanding options, such options will become fully vested and exercisable for a period of fifteen days after notice from the Administrator. Unless terminated sooner, the Option Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the Option Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of such holder.

     1997 Employee Stock Purchase Plan

     The Company's Purchase Plan was approved by the Board of Directors in February 1997 and will become effective upon the closing of the offering. A total of 500,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Code. The Purchase Plan includes offering periods lasting six months with a new offering period commencing every six months. The initial offering period will commence on the date of the offering and end on the last business day on or prior to September 30, 1997, and subsequent offering periods are initially expected to be from October 1 to March 31 and April 1 to September 30 of each year. Employees are eligible to participate if they are regularly employed by the Company for at least twenty hours per week and more than five months in any calendar year.

     The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's base compensation, including commissions, bonuses and overtime, at a price equal to 85% of the fair market value of the Common Stock at the beginning of each offering period or the last date of the offering period, whichever is lower. In the event of a merger of the Company into another corporation or a sale of substantially all of the assets of the Company, the Purchase Plan provides that the Board of Directors will shorten the offering period by setting a new exercise date to occur before the proposed sale or merger. Unless terminated sooner, the Purchase Plan will terminate ten years after its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan provided no such action may adversely affect the rights of any participant.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law (the "Delaware Law"). Under the Delaware Law, a director's liability to a company or its stockholders may not be limited with respect to (i) any breach of his duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments or dividends or unlawful stock repurchases or redemptions or (iv) transactions from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under the Delaware Law. The Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware Law would permit indemnification. In addition, the Company maintains directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


     In October 1996, the Company issued an aggregate of 508,260 shares of Common Stock to investors for an aggregate purchase price of $2,160,105. The investors included Win Win Venture Capital Corporation, which purchased 139,962 shares of Common Stock from the Company for an aggregate purchase price of $594,839 and 560,038 shares of Common Stock from certain of the Company's directors and officers for an aggregate purchase price of $2,380,162. In connection with certain services rendered in connection with such transaction, the Company paid $159,956 to Win Win Venture Capital Corporation. Cheng Ming Lee, a director of the Company, is President of Win Win Venture Capital Corporation.



     In August 1996, the Company repurchased certain shares of the Company's Common Stock held by certain directors and officers of the Company. Specifically, the Company repurchased 1,194,696 shares of Common Stock from Conrad J. Dell'Oca, President, Chief Executive Officer and Chairman of the Board, for an aggregate purchase price of $5,049,980, 1,194,698 shares of Common Stock from Jai P. Shin, Vice President, Business Development and director, for an aggregate purchase price of $5,049,988 and 1,194,696 shares of Common Stock from Patrick Y. Yin, Senior Vice President, Engineering, for an aggregate purchase price of $5,049,980.



     In May and June 1996, the Company issued an aggregate of 130,378 shares of Series A Redeemable Preferred Stock to investors for an aggregate purchase price of $13,037,800. The investors included Summit Ventures IV, L.P. and Summit Investors III, L.P., WK Technology Fund, WK Technology Fund II and WK Technology Fund III and Jeffrey D. Saper. The holders of the Series A Redeemable Preferred Stock are entitled to receive cumulative dividends from the Company at the rate of 6% per annum, compounded annually. The Company must redeem 33 1/3% of the outstanding shares of Series A Redeemable Preferred Stock on June 1, 2001, 50% of the outstanding shares of Series A Redeemable Preferred Stock on June 1, 2002 and 100% of the outstanding shares of Series A Redeemable Preferred Stock on June 1, 2003. In addition, the Company must redeem the outstanding shares of Series A Redeemable Stock under certain other conditions, including an initial public offering of the Company's Common Stock to the extent the Company receives more than $20,000,000 of net cash proceeds. Accordingly, a portion of the proceeds from the offering will be used to redeem all of the outstanding shares of Series A Redeemable Preferred Stock. See "Use of Proceeds." The Series A Redeemable Preferred Stock is not convertible into Common Stock. Summit Ventures IV, L.P. and Summit Investors III, L.P. purchased an aggregate of 64,544 shares of Series A Redeemable Preferred Stock for an aggregate purchase price of $6,454,400. Walter G. Kortschak, a director of the Company, is a general partner of Summit Ventures IV, L.P. and Summit Investors III, L.P. WK Technology Fund, WK Technology Fund II and WK Technology Fund III purchased an aggregate of 64,544 shares of Series A Redeemable Preferred Stock for an aggregate purchase price of $6,454,400. Y.S. Fu, a director of the Company, is a partner of WK Technology Fund, WK Technology Fund II and WK Technology Fund III. Jeffrey D. Saper, a director of the Company, purchased 484 shares of Series A Redeemable Preferred Stock for an aggregate purchase price of $48,400.



     In May and June 1996, the Company also issued an aggregate of 4,778,804 shares of Common Stock to investors for an aggregate purchase price of $7,162,205. The investors included Summit Ventures IV, L.P. and Summit Investors III, L.P., WK Technology Fund, WK Technology Fund II and WK Technology Fund III and Jeffrey D. Saper. Summit Ventures IV, L.P. and Summit Investors III, L.P. purchased an aggregate of 2,365,714 shares of Common Stock for an aggregate purchase price of $3,545,600, WK Technology Fund, WK Technology Fund II and WK Technology Fund III purchased an aggregate of 2,365,714 shares of Common Stock for an aggregate purchase price of $3,545,600 and Jeffrey D. Saper purchased 17,766 shares of Common Stock for an aggregate purchase price of $26,627. Beginning in May 2003, purchasers holding at least 55% of the shares of Common Stock then held by all such purchasers shall have the right to require the Company to repurchase all or any portion of such shares of Common Stock at the then fair market value of such shares as determined by the Company and the investors, or in the event such parties cannot agree upon the fair market value, the fair market value shall be determined by an independent appraiser. The right of the purchasers to cause the Company to purchase their shares of Common Stock will terminate upon the closing of the offering.



     In April 1996, pursuant to the terms of a Restricted Stock Purchase Agreement, the Company issued 650,000 shares of Common Stock to Perry G. Constantine, its former Executive Vice President, Worldwide Sales and Marketing of the Company, for an aggregate purchase price of $243,750. Mr. Constantine paid for such shares with a promissory note. The promissory note is secured by the shares of Common Stock purchased with such note and provides for full recourse in the event such shares are not sufficient to secure the repayment. The promissory note bears interest at the rate of 6.5% per annum and is due and payable four years from the date of issuance. The largest amount of principal and interest due on the promissory note since the note was issued and the amount outstanding at November 30, 1996 was $253,517. Mr. Constantine's employment with the Company terminated in April 1997 and the Company repurchased 487,500 shares purchased by Mr. Constantine at the original purchase price paid for such shares by means of a reduction of the amount payable under the promissory note.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of February 28, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, each of the stockholders has sole voting and investment power with respect to the shares of beneficially owned by such stockholders, subject to community property laws where applicable.



                                                                                 PERCENT OF TOTAL
                                                          NUMBER OF          ------------------------
                                                     SHARES BENEFICIALLY     BEFORE THE     AFTER THE
             NAME OF BENEFICIAL OWNER                       OWNED            OFFERING(1)    OFFERING(1)
---------------------------------------------------  -------------------     ----------     ---------
Conrad J. Dell'Oca (2).............................        2,625,304            11.6%           9.8%
  830 East Arques Avenue
  Sunnyvale, California 94086
Summit Partners, L.P. (3)..........................        2,601,008            11.4            9.7
Walter G. Kortschak
  499 Hamilton Avenue, Suite 200
  Palo Alto, California 94301
WK Technology (4)..................................        2,601,008            11.4            9.7
Y.S. Fu
  10th Floor, 115, Sec. 3
  Ming Sheng E. Road
  Taipei, Taiwan R.O.C.
Patrick Y.C. Yin (5)...............................        2,464,170            10.8            9.2
  830 East Arques Avenue
  Sunnyvale, California 94086
Yen C. Chang (6)...................................        2,446,570            10.8            9.2
  830 East Arques Avenue
  Sunnyvale, California 94086
Jai P. Shin (7)....................................        2,012,126             8.9            7.5
  830 East Arques Avenue
  Sunnyvale, California 94086
Cheng Ming Lee (8).................................          700,000             3.1            2.6
Perry G. Constantine(9)............................          632,800             2.8            2.4
Jeffrey D. Saper (10)..............................          176,046               *              *
All directors and executive officers as a group (10
  persons).........................................       16,259,032            71.6           60.8


---------------
*   Less than 1%


 (1) Applicable percentage ownership is based on 22,720,234 shares of Common Stock outstanding as of February 28, 1997 and 26,720,234 shares immediately following the completion of this offering (assuming no exercise of the Underwriters' over-allotment option).



 (2) Shares held by Conrad J. Dell'Oca, Trustee of the Conrad J. and Nellie A. Dell'Oca Family Trust dated July 15, 1980. Mr. Dell'Oca is a director of the Company.



 (3) Includes 2,490,724 shares held by Summit Ventures IV, L.P. ("Summit IV") and 110,284 shares held by Summit Investors III, L.P. ("Summit Investors III"). Mr. Kortschak, a director of the Company, is a general partner of Summit Partners, L.P. and the general partner of Summit IV and Summit Investors III. Mr. Kortschak disclaims beneficial ownership of such shares held by Summit IV and Summit Investors III, except to the extent of his pecuniary interest therein.

 (4) Includes 510,992 shares held by WK Technology Fund, 510,992 shares held by WK Technology Fund II, 1,343,730 shares held by WK Technology III and 235,294 held by WK Technology Fund IV. Mr. Fu is a director of the Company and a partner of WK Technology. Mr. Fu disclaims any beneficial ownership of the shares held by WK Technology Fund, WK Technology Fund II, WK Technology Fund III and WK Technology Fund IV, except to the extent of his proportionate partnership interests in the respective entities.



 (5) Shares held by Patrick Y.C. Yin and Irene P.S. Yin, as Trustees of The Yin Family Trust, Created on March 16, 1992.



 (6) Shares held by Yen C. Chang & Lina W. Chang, as Trustees of The Chang Family Trust, Created on December 12, 1994.



 (7) Mr. Shin is a director of the Company.



 (8) Includes 700,000 shares held by Win Win Venture Capital Corporation. Mr. Lee is a director of the Company and President of Win Win Venture Corporation. Mr. Lee disclaims any beneficial ownership of the shares held by Win Win Venture Corporation, except to the extent of his proportionate partnership interests in the respective entities.



 (9) Includes 8,600 shares held by Perry Constantine as custodian for Katherine Constantine. Mr. Constantine's employment with the Company terminated in April 1997. On April 19, 1997 the Company repurchased 487,500 shares held by Mr. Constantine.



(10) Includes 140,922 shares held by WS Investment Company 96-A, an investment fund of Wilson Sonsini Goodrich & Rosati, P.C. ("WSG&R"). Mr. Saper disclaims any beneficial ownership of the shares held by WSG&R, except to the extent of his proportionate partnership interest therein. Mr. Saper is Secretary and a director of the Company and a member of WSG&R. Of the shares included in the table, 150,000 are subject to a right of repurchase in favor of the Company in the event that Mr. Saper and WSG&R cease to serve as legal counsel to the Company. Such repurchase right expired as to 25% of the shares in April 1997 and expires as to 1/48 of the shares on a monthly basis thereafter through April 2000.

                          DESCRIPTION OF CAPITAL STOCK

     After giving effect to the reincorporation of the Company in the State of Delaware prior to the date of this Prospectus, the authorized capital stock of the Company will consist of 75,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK


     As of February 28, 1997, there were 22,720,234 shares of Common Stock outstanding held of record by approximately 135 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the offering will be fully paid and non-assessable.


PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series in the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue Preferred Stock.

REGISTRATION RIGHTS


     Under the terms of the Registration Agreement dated as of May 28, 1996, as amended (the "Registration Agreement"), the holders of approximately 4,779,000 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. Under the Registration Agreement, if at any time after this offering the Company proposes to register any of its Common Stock under the Securities Act, certain holders of Registrable Securities are entitled to notice of such registration and to include their Registrable Securities therein; provided, among other conditions, that the underwriters have the right to limit the number of shares included in any such registration. Beginning six months after the closing of the offering, the holders of at least fifty-five percent (55%) of the Registrable Securities have the right to require the Company, on not more than four occasions, to file a registration statement under the Securities Act in order to register all or any part of their Registrable Securities. The Company may, in certain circumstances, defer such registration and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, the holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW


     The Company is subject to Section 203 of the Delaware Law ("Section 203").
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding certain shares held by employee directors and employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. Its telephone number is (415) 954-9512.

LISTING

     The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "ASPC."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the lapse of the restrictions described below could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the offering, the Company will have 26,720,234 shares of Common Stock outstanding, assuming no exercise of outstanding options after February 28, 1997. Of this amount, the 4,000,000 shares offered hereby will be available for immediate sale in the public market as of the date of this Prospectus. Approximately 1,087,000 additional shares will be available for sale in the public market 90 days after the date of this Prospectus pursuant to Rule
701. However, approximately 213,000 of these shares will be subject to a right of repurchase in favor of the Company in the event that the stockholder's employment with the Company is terminated. Approximately 17,272,000 additional shares will be available for sale in the public market following the expiration of the 180-day lockup agreements with the Representatives of the Underwriters or the Company, subject in some cases to compliance with the volume and other limitations of Rule 144. However, approximately 642,000 of these shares will be subject to a right of repurchase possessed by the Company. The remaining approximately 4,361,000 shares held by existing stockholders will become eligible for sale from time to time in the future under Rule 144.



       DAYS AFTER DATE          SHARES ELIGIBLE
      OF THIS PROSPECTUS           FOR SALE                            COMMENT
------------------------------  ---------------    -----------------------------------------------
Upon Effectiveness............      4,000,000      Freely tradeable shares sold in offering and
                                                   shares saleable under Rule 144(k) that are not
                                                   subject to 180-day lockup
90 days.......................      1,087,000      Saleable under Rule 701; not subject to
                                                   repurchase by the Company
180 days......................     17,272,000      Lockup released; shares saleable under Rules
                                                   144 and 701
Thereafter....................      4,361,000      Restricted securities held for one year or less



     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 267,202 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.


     The Company is unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     The Company, its directors, executive officers, stockholders with registration rights and certain other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior consent of Alex. Brown & Sons Incorporated for a period of 180 days from the effective date of this Prospectus, except that the Company may, without such consent, grant options and sell shares pursuant to the 1996 Plan, the Director Plan and the Purchase Plan.


     The Company intends to file a registration statement on Form S-8 under the Securities Act to register approximately 5,250,000 shares of Common Stock subject to options outstanding or reserved for issuance under the 1996 Plan, the Director Plan and the Purchase Plan within 90 days after the date of this Prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

     Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.


     In addition, after the offering, the holders of approximately 4,779,000 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                   NUMBER OF
                                   UNDERWRITER                                      SHARES
---------------------------------------------------------------------------------  ---------
Alex. Brown & Sons Incorporated..................................................
Hambrecht & Quist LLC............................................................
Wessels, Arnold & Henderson, L.L.C. .............................................

                                                                                   ---------
          Total..................................................................  4,000,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 4,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 4,000,000 shares are being offered.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


     Stockholders of the Company, holding approximately 17,272,000 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any of such Common Stock for a period of 180 days after the effective date of this Prospectus without the prior consent of Alex. Brown & Sons Incorporated (see "Shares Eligible for Future Sale"), except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options.

     During and after the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose penalty bids, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or short-covering transactions. These activities may stabilize, maintain or otherwise affect the market price of Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and these activities, if commenced, may be discontinued at any time.


     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations, the price-earnings ratios, the price-sales ratios, the market prices generally of securities and stages of development of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company and its industry in general and the present state of the Company's development and other factors deemed relevant.


                                 LEGAL MATTERS


     The validity of the issuance of shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C. ("WSG&R"), Palo Alto, California. Pillsbury Madison & Sutro LLP, Menlo Park, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. Jeffrey D. Saper, a member of WSG&R, is Secretary and a director of the Company. Mr. Saper owns 35,124 shares of Common Stock and 484 shares of Series A Redeemable Preferred Stock. On February 25, 1997, Mr. Saper was granted an option to purchase 25,000 shares of Common Stock pursuant to the Director Plan. As of the date of this Prospectus, certain members of WSG&R, and investment partnerships of which such persons are partners, beneficially own 140,922 shares of Common Stock and 161 shares of Series A Redeemable Preferred Stock. A portion of the proceeds from the offering will be used to redeem all of the outstanding Series A Redeemable Preferred Stock. See "Use of Proceeds."


                                    EXPERTS


     The financial statements as of November 30, 1995 and 1996 and for each of the three years in the period ended November 30, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     In December 1996, the Company appointed Deloitte & Touche LLP to replace KPMG Peat Marwick LLP as its principal accountants. There were no disagreements with the former accountants during the preceding two fiscal years or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. KMPG Peat Marwick LLP issued an unqualified opinion on the financial statements as of November 30, 1994 and 1995 and for the three years in the period ended November 30, 1995. The Company did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the two years prior to their appointment. The change in accountants was approved by the Board of Directors.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby, of which this Prospectus forms a part. In accordance with the rules of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Company's Common Stock, the Company will become subject to the informational requirements of the Exchange Act.

                             ASPEC TECHNOLOGY, INC.
                               ------------------

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheets at November 30, 1995 and 1996 and February 28, 1997....................  F-3
Statements of Income for the Years Ended November 30, 1994, 1995 and 1996 and for the
  Three Months Ended February 29, 1996 and February 28, 1997..........................  F-4
Statements of Stockholders' Equity (Deficiency) for the Years Ended November 30, 1994,
  1995 and 1996 and for the Three Months Ended February 28, 1997......................  F-5
Statements of Cash Flows for the Years Ended November 30, 1994, 1995 and 1996 and for
  the Three Months Ended February 29, 1996 and February 28, 1997......................  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Aspec Technology, Inc.:

     We have audited the accompanying balance sheets of Aspec Technology, Inc. as of November 30, 1995 and 1996, and the related statements of income, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Aspec Technology, Inc. at November 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles.

San Jose, California
February 28, 1997

(May   , 1997 as to Note 11)

                            ------------------------

To the Board of Directors and Stockholders of Aspec Technology, Inc.:


     The financial statements included herein have been adjusted to give effect to the two-for-one split of common stock as described in Note 11 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from February 28, 1997 to the effective date of such event, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

San Jose, California
February 28, 1997

                             ASPEC TECHNOLOGY, INC.

                                 BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     NOVEMBER 30,                      PRO FORMA
                                                   -----------------   FEBRUARY 28,   FEBRUARY 28,
                                                    1995      1996         1997           1997
                                                   ------   --------   ------------   ------------
                                                                       (UNAUDITED)    (UNAUDITED)
                                                                                        (NOTE 1)
                                      ASSETS
Current assets:
  Cash and equivalents...........................  $2,317   $  6,341     $  4,469
  Accounts receivable (net of allowances of $300
     in 1996 and 1997)...........................   1,792      5,741        4,317
  Prepaid expenses...............................      --        586          595
  Deferred income taxes..........................      83        398          398
                                                    -----    -------      -------
          Total current assets...................   4,192     13,066        9,779
  Property and equipment -- net..................     751      2,478        2,886
  Other assets...................................     103        216          184
                                                    -----    -------      -------
          Total..................................  $5,046   $ 15,760     $ 12,849
                                                    =====    =======      =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable...............................  $   96   $    941     $    946
  Accrued liabilities............................     668      1,937        1,475
  Income taxes payable...........................   1,086      2,050          223
  Deferred revenue...............................   1,398      4,434        2,535
                                                    -----    -------      -------
          Total current liabilities..............   3,248      9,362        5,179
                                                    -----    -------      -------
Commitments and contingencies (Note 5)
Series A redeemable preferred stock, $.001 par
  value: 130 shares designated; shares
  outstanding: 1995 -- none; 1996 and
  1997 -- 130; pro forma -- 130 (1996, 1997 and
  pro forma liquidation value: $18,495)..........      --     13,345       13,547       $ 13,547
                                                    -----    -------      -------        -------
Redeemable common stock, $.001 par value; shares
  outstanding: 1995 -- none; 1996 and 1997 --
  4,779; pro forma -- none.......................      --      7,116        7,116             --
                                                    -----    -------      -------        -------
Stockholders' equity (deficiency):
  Preferred stock, $.001 par value; 5,000 shares
     authorized (excluding Series A redeemable
     preferred stock): none outstanding..........      --         --           --             --
  Common stock, $.001 par value: 75,000 shares
     authorized; shares outstanding:
     1995 -- 18,929; 1996 and 1997 -- 17,941; pro
     forma -- 22,720.............................     114      3,344        3,344         10,460
  Stockholder notes receivable...................      --       (648)        (557)          (557)
  Deferred stock compensation....................      --       (476)        (440)          (440)
  Retained earnings (deficit)....................   1,684    (16,283)     (15,340)       (15,340)
                                                    -----    -------      -------        -------
     Total stockholders' equity (deficiency).....   1,798    (14,063)     (12,993)        (5,877)
                                                    -----    -------      -------        -------
          Total..................................  $5,046   $ 15,760     $ 12,849       $ 12,849
                                                    =====    =======      =======        =======


                       See Notes to Financial Statements.

                             ASPEC TECHNOLOGY, INC.

                              STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                            THREE MONTHS ENDED
                                          YEARS ENDED NOVEMBER 30,      ---------------------------
                                        -----------------------------   FEBRUARY 29,   FEBRUARY 28,
                                         1994       1995       1996         1996           1997
                                        ------     ------     -------   ------------   ------------
                                                                                (UNAUDITED)
Revenue...............................  $4,659     $6,640     $15,265      $2,518         $5,678
                                         -----      -----      ------
Costs and expenses:
  Cost of revenue.....................   1,553      2,307       4,702         784          1,650
  Research and development............     289        445         921         227            298
  Sales and marketing.................     624      1,387       3,526         577          1,514
  General and administrative..........     827      1,093       1,994         472            396
                                         -----      -----      ------
          Total costs and expenses....   3,293      5,232      11,143       2,060          3,858
                                         -----      -----      ------
Income from operations................   1,366      1,408       4,122         458          1,820
Interest income.......................      17         56         310          21             89
                                         -----      -----      ------
Income before income taxes............   1,383      1,464       4,432         479          1,909
Provision for income taxes............     553        585       1,815         197            764
                                         -----      -----      ------
Net income............................     830        879       2,617         282          1,145
Accretion of redeemable preferred
  stock...............................      --         --         392          --            202
                                         -----      -----      ------
Income attributable to common
  stockholders........................  $  830     $  879     $ 2,225      $  282         $  943
                                         =====      =====      ======
Net income per share (Note 1).........  $ 0.03     $ 0.03     $  0.09      $ 0.01         $ 0.04
                                         =====      =====      ======
Shares used in per share
  computation.........................  25,534     26,234      25,834      26,731         23,157
                                         =====      =====      ======


                       See Notes to Financial Statements.

                             ASPEC TECHNOLOGY, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)


                                 NON REDEEMABLE
                                  COMMON STOCK   STOCKHOLDER    DEFERRED    RETAINED      TOTAL
                                 --------------     NOTES        STOCK      EARNINGS  STOCKHOLDERS'
                                 SHARES  AMOUNT  RECEIVABLE   COMPENSATION  (DEFICIT)    EQUITY
                                 ------  ------  -----------  ------------  --------  -------------
Balances, December 1, 1993...... 18,357  $  73      $  --        $   --     $    (25)   $      48
Issuance of common stock under
  stock purchase plan...........    162     19         --            --           --           19
Stock compensation expense......     --      7         --            --           --            7
Net income......................     --     --         --            --          830          830
                                 ------  ------     -----           ---     --------     --------
Balances, November 30, 1994..... 18,519     99         --            --          805          904
Issuance of common stock under
  stock purchase plan...........    677     28        (28)           --           --           --
Collection of stockholder notes
  receivable....................     --     --         28            --           --           28
Repurchase of common stock from
  employee......................   (267)   (13)        --            --           --          (13)
Net income......................     --     --         --            --          879          879
                                 ------  ------     -----           ---     --------     --------
Balances, November 30, 1995..... 18,929    114         --            --        1,684        1,798
Sale of common stock (net of
  costs of $260)................    508  1,900         --            --           --        1,900
Issuance of common stock under
  stock purchase plan...........  3,293   1346       (648)         (582)          --          116
Repurchase of common stock from
  founders and employees........ (4,789)   (16)        --            --      (20,192)     (20,208)
Accretion of redeemable
  preferred stock...............                                     --         (392)        (392)
Amortization of deferred stock
  compensation..................     --     --         --           106           --          106
Net income......................     --     --         --            --        2,617        2,617
                                 ------  ------     -----           ---     --------     --------
Balances, November 30, 1996..... 17,941  3,344       (648)         (476)     (16,283)     (14,063)
Accretion of redeemable
  preferred stock*..............     --     --         --            --         (202)        (202)
Amortization of deferred stock
  compensation*.................     --     --         --            36           --           36
Collection of stockholder notes
  receivable*...................     --     --         91            --           --           91
Net income*.....................     --     --         --            --        1,145        1,145
                                 ------  ------     -----           ---     --------     --------
Balances, February 28, 1997*.... 17,941  $3,344     $(557)       $ (440)    $(15,340)   $ (12,993)
                                 ======  ======     =====           ===     ========     ========


---------------
* Unaudited

                       See Notes to Financial Statements.

                             ASPEC TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                           THREE MONTHS ENDED
                                            YEARS ENDED NOVEMBER 30,   ---------------------------
                                            ------------------------   FEBRUARY 29,   FEBRUARY 28,
                                            1994     1995     1996         1996           1997
                                            -----   ------   -------   ------------   ------------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income..............................  $ 830   $  879   $ 2,617     $    282       $  1,145
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization........    204      313       736           99            299
     Deferred income taxes................    180     (230)     (315)         324             --
     Stock compensation expense...........      7       --       106           --             36
     Changes in assets and liabilities:
       Accounts receivable................   (687)    (762)   (3,949)         678          1,424
       Prepaid expenses and other
          assets..........................     (8)     (88)     (699)         (56)            23
       Accounts payable...................     28       11       845          176              5
       Accrued liabilities................     --      293     1,269          (48)          (462)
       Income taxes payable...............    424      415       964         (896)        (1,827)
       Deferred revenue...................   (198)   1,295     3,036         (676)        (1,899)
                                            -----   ------   -------
          Net cash provided by (used for)
            operating activities..........    780    2,126     4,610         (117)        (1,256)
                                            -----   ------   -------
Cash flows from investing activities --
  Purchases of property and equipment.....   (376)    (594)   (2,463)        (185)          (707)
                                            -----   ------   -------
Cash flows from financing activities:
  Sale of common stock....................     19       --     2,016           --             --
  Sale of redeemable common stock.........     --       --     7,116           --             --
  Sale of redeemable preferred stock......     --       --    12,953           --             --
  Proceeds from borrowings................     --      200        --           --             --
  Repayment of borrowings.................     --     (200)       --           --             --
  Repurchase of common stock..............     --      (13)  (20,208)          --             --
  Collection of stockholder notes
     receivable...........................     --       28        --           --             91
                                            -----   ------   -------
          Net cash provided by financing
            activities....................     19       15     1,877           --             91
                                            -----   ------   -------
Net increase (decrease) in cash and
  equivalents.............................    423    1,547     4,024         (302)        (1,872)
Cash and equivalents, beginning of
  period..................................    347      770     2,317        2,317          6,341
                                            -----   ------   -------
Cash and equivalents, end of period.......  $ 770   $2,317   $ 6,341     $  2,015       $  4,469
                                            =====   ======   =======
Supplemental disclosure of cash flow
  information -- Cash paid for income
  taxes...................................  $ 188   $  404   $ 1,166     $    769       $  2,589
                                            =====   ======   =======
Supplemental schedule of noncash investing
  and financing activities:
  Issuance of common stock for notes
     receivable...........................  $  --   $   28   $   648     $     --       $     --
                                            =====   ======   =======
  Accretion of redeemable preferred
     stock................................  $  --   $   --   $   392     $     --       $    202
                                            =====   ======   =======


                       See Notes to Financial Statements.

                             ASPEC TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED NOVEMBER 30, 1994, 1995 AND 1996


        (INFORMATION AT FEBRUARY 28, 1997 AND FOR THE THREE MONTHS ENDED


             FEBRUARY 29, 1996 AND FEBRUARY 28, 1997 IS UNAUDITED)


1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


     Business -- Aspec Technology, Inc. (the Company) develops, markets and supports a commercial design implementation technology for use in the semiconductor industry. The Company's primary customers are vertically integrated semiconductor companies, fabless semiconductor companies, electronics systems manufacturers and distributors that sell to such entities in Asia, North America and Europe.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

     Cash Equivalents -- Cash equivalents consist of short-term highly liquid debt investments with original maturities of 90 days or less.


     Accounts Receivable -- At November 30, 1996 and February 28, 1997, accounts receivable included $121,000 and $732,000 of unbilled receivables, respectively (none in 1995).


     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives, generally three to five years.

     Software Development Costs -- Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time certain development costs required to attain general production release would be capitalized. To date, the Company's software development has essentially been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents and trade receivables. Cash equivalents consist primarily of money market instruments carried at cost, which approximates fair market value. Management believes the credit risk associated with such instruments is minimal. The Company licenses its products to customers which are primarily designers and manufacturers of integrated circuits. Management believes that risk of credit loss is significantly reduced due to the diversity of its customers and their dispersion across many geographic areas.


     Revenue Recognition -- A substantial majority of the Company's license revenue has been recognized on a percentage of completion basis based upon actual costs incurred since Aspec's products typically involve levels of adaptation or completion. License terms typically include a payment upon execution of the agreement with further payments upon completion of milestones. Revenue is recognized ratably as the work is performed on the project. Billings in excess of revenue are recorded as deferred revenue, while revenue in excess of billings is recorded as unbilled receivables. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The time required to adapt a product for a specific customer application generally ranges from three to twelve months. License revenue for products not requiring adaptation is recognized upon delivery and when collection is reasonably assured.

                             ASPEC TECHNOLOGY, INC.

     Revenue from software support and maintenance contracts is deferred and recognized ratably over the term of the agreement, which is typically one year. Royalty revenues are earned and recognized in the period reported by the customer or when cash is received.


     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

     Effects of Recent Accounting Standard -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and other equity instruments. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and income per share as if the Company had applied the new method of accounting. Commencing in fiscal 1997, the Company intends to follow the disclosure alternative for its employee stock compensation plans. Adoption of the new standard will have no effect on the Company's financial position or results of operations.


     Net Income Per Share -- Net income per share is based upon the weighted average number of common and dilutive common equivalent shares (common stock options, stock purchase rights and redeemable common stock) outstanding. Pursuant to rules of the Securities and Exchange Commission (SEC), all common shares issued and options and other rights granted to acquire shares of common stock at a price less than the initial public offering price during the twelve month period preceding the filing date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods presented.


     For the purposes of the net income per share computation, net income has been reduced by the amount of the periodic accretion for redeemable preferred stock (see Note 6).


RECENTLY ISSUED ACCOUNTING STANDARD



     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). The Company is required to adopt SFAS 128 in the first quarter of fiscal 1998 and will restate at that time earnings per share (EPS) data for prior periods to conform with SFAS 128. Earlier application is not permitted.



     SFAS 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the SEC rules regarding share issuances and option and other rights granted to acquire shares prior to an initial public offering, as stated above, are still applicable and such amounts are included in both basic and diluted EPS.

                             ASPEC TECHNOLOGY, INC.

     Pro forma amounts for basic and diluted EPS assuming SFAS 128 had been in effect for the periods presented are as follows:



                                                                            THREE MONTHS ENDED
                                          YEARS ENDED NOVEMBER 30,     ----------------------------
                                          -------------------------    FEBRUARY 29,    FEBRUARY 28,
                                          1994      1995      1996         1996            1997
                                          -----     -----     -----    ------------    ------------
Basic..................................   $0.03     $0.04     $0.09       $ 0.01          $ 0.04
Diluted................................   $0.03     $0.03     $0.09       $ 0.01          $ 0.04



     Unaudited Interim Financial Information -- The unaudited interim financial information as of February 28, 1997 and for the three months ended February 28, 1997 and 1996 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results of the three months ended February 28, 1997 are not necessarily indicative of the results that may be expected for any future period.



     Unaudited Pro Forma Information -- Upon the closing of the initial public offering contemplated by this Prospectus, the redemption privileges of the redeemable common stock will terminate. The pro forma amounts in the accompanying balance sheet present the Company's stockholders' equity as if all such redemption privileges had terminated as of February 28, 1996.


2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of (in thousands):


                                                                 NOVEMBER 30,      FEBRUARY 28,
                                                              ------------------   -------------
                                                               1995       1996         1997
                                                              ------     -------   -------------
Computer equipment and software.............................  $1,335     $ 3,674      $ 4,300
Office and other equipment..................................     119         243          323
                                                              ------     -------
                                                               1,454       3,917        4,623
Less accumulated depreciation and amortization..............    (703)     (1,439)      (1,737)
                                                              ------     -------
                                                              $  751     $ 2,478      $ 2,886
                                                              ======     =======


3.  ACCRUED LIABILITIES

     Accrued liabilities consist of (in thousands):


                                                                  NOVEMBER 30,     FEBRUARY 28,
                                                                 ---------------   ------------
                                                                 1995      1996        1997
                                                                 ----     ------   ------------
Accrued compensation and related benefits......................  $652     $1,140      $  764
Accrued commissions to outside sales representatives...........    --        484         341
Other..........................................................    16        313         370
                                                                 ----     ------      ------
                                                                 $668     $1,937      $1,475
                                                                 ====     ======      ======


4.  LINE OF CREDIT


     The Company has a $1,000,000 bank line of credit available through July 1, 1997. Borrowings under this line are collateralized by substantially all of the Company's assets and bear interest at the prime rate published by the Wall Street Journal (8.25% at November 30, 1996) plus 0.5%. As of November 30, 1996 and February 28, 1997, there were no borrowings outstanding under the line. The Company must maintain compliance with certain current and net worth ratio covenants under

                             ASPEC TECHNOLOGY, INC.

this agreement. As of November 30, 1996 and February 28, 1997, the Company was in compliance with these covenants.


5.  LEASE COMMITMENTS

     The Company leases its primary operating facility under an operating lease agreement which expires in November 2001. Rent expense incurred under the operating leases was approximately $100,000, $144,000 and $186,000 for the years ended November 30, 1994, 1995 and 1996, respectively.

     Future minimum lease commitments under this lease as of November 30, 1996 (including commitments under a new lease dated December 1, 1996) are as follows (in thousands):

                                    YEAR ENDING
                                    NOVEMBER 30,
------------------------------------------------------------------------------------
  1997..............................................................................  $  407
  1998..............................................................................     411
  1999..............................................................................     400
  2000..............................................................................     418
  2001..............................................................................     435
                                                                                      ------
Total minimum lease payments........................................................  $2,071
                                                                                      ======

6.  REDEEMABLE STOCK

     Redeemable Preferred Stock

     During 1996, the Board of Directors authorized and designated 130,385 shares of Series A redeemable preferred stock. In May and June 1996, the Company sold an aggregate of 130,378 shares of Series A redeemable preferred stock at $100 per share, resulting in net proceeds of approximately $12,953,000. The significant terms of the Series A redeemable preferred stock are as follows:

     - In the event of liquidation, dissolution or winding up of the Company, the redeemable preferred stockholders shall receive, per share, the greater of (1) the initial issue price ($100) plus all accrued but unpaid dividends or (2) $141.86, prior to any distribution to be made to holders of the Company's common stock.

     - Dividends shall accrue on a daily basis at the rate of 6% per annum on the sum of the liquidation value plus all accrued but unpaid dividends.

     - The redeemable preferred shares have no voting rights except that:


          - The Series A preferred stockholders, voting as a class, shall be entitled to elect two directors as long as the holders of record on June 30, 1996 continue to hold 50% or more of the Series A preferred shares (or to elect one director if the holders of record on June 30, 1996 continue to hold 25% to 50% of the Series A preferred shares).


          - So long as any Series A preferred shares remain outstanding, the corporation shall not, without a vote of 55% of the outstanding Series A preferred shares, issue securities with equity features senior to Series A preferred stock, liquidate, change the Series A preferred rights or merge or consolidate with another entity which results in the Company's common stockholders immediately prior to the transaction owning less than 66.7% of the common stock after the transaction.

                             ASPEC TECHNOLOGY, INC.

     - The redeemable preferred shares are not convertible into common stock.

     - The Company is obligated to redeem the corresponding percentage of preferred shares on the following dates:

        June 1, 2001..................................................................    33 1/3%
        June 1, 2002..................................................................    50%
        June 1, 2003..................................................................   100%

     - In the event of an initial public offering (IPO), the Company shall apply the net proceeds of the offering, less $20 million to be retained by the Company, to the redemption of the Series A redeemable preferred shares at the redemption value, which is, on a per share basis, greater of (1) the original issue price plus all accrued but unpaid dividends or (2) $141.86. In the event of a change in ownership prior to an IPO, the Company shall redeem the Series A preferred stock at the redemption value. The aggregate liquidation and redemption value as of November 30, 1996 was approximately $18,495,000. The Company is accreting the difference between the book value of the preferred stock and its redemption value over the period from the issuance date through the mandatory redemption dates. In the event of an IPO resulting in a redemption, the difference between the book value and the redemption value will be considered as additional accretion for preferred stock in the quarter of the IPO when determining income attributable to common stockholders and earnings per share.

     Redeemable Common Stock

     During May and June 1996, the Company sold an aggregate of 4,778,804 shares of redeemable common stock to the preferred stock investors for net proceeds of approximately $7,116,000. Under a stockholder rights agreement, these investors have a put option, exercisable at any time after the seventh anniversary of the agreement, to require the Company to repurchase for cash all of the common shares held by such investors at a price determined based upon the then market value of the Company divided by the number of common shares outstanding. This right terminates upon an IPO. The holders of these shares have certain registration rights.

7.  STOCKHOLDERS' EQUITY

     Repurchase of Common Stock

     During August 1996, the Company repurchased an aggregate of 4,778,786 shares of common stock held by certain founders of the Company at $4.227 per share for an aggregate purchase price of approximately $20,200,000.

     Employee Stock Plans


     Under the 1992 Employee Stock Purchase Plan (the 1992 Plan), 4,000,000 shares of the Company's common stock were reserved and available for issuance to officers, directors, employees and consultants of the Company. The 1992 Plan provides that the purchase or exercise price of the stock covered by the Plan shall be no less than the fair value of the Company's common stock at the date of the grant, as determined by the Board of Directors. The Board of Directors also has the authority to set exercise dates (generally no longer than ten years from the date of grant), payment terms and other provisions for each grant. Stock purchase rights and options granted under the plan generally vest as to 25% of the shares on the first anniversary of the date of grant and thereafter vest ratably over three years. The Company has the option to repurchase exercised shares that have not vested at the original purchase price upon termination of employment. As of November 30, 1996, there were no stock purchase rights outstanding under the 1992 Plan and in December 1996, the

                             ASPEC TECHNOLOGY, INC.

Company's Board of Directors determined not to grant or issue any additional shares under the 1992 Plan.


     In 1996, the Board of Directors adopted the 1996 Stock Option Plan (the 1996 Plan). Under this plan, 2,000,000 shares (4,500,000 shares as amended in February 1997) have been reserved for issuance to directors, officers, employees and consultants to the Company at prices not less than the fair market value for incentive options. These options generally expire five to ten years from the date of grant. Incentive and nonstatutory options normally vest and become exercisable at an annual rate of 25%.



     In February 1997, the Board of Directors adopted the 1997 Director Option Plan and reserved 250,000 shares of common stock for grants of options to each outside director. The Director Plan provides for the automatic grant to outside directors of an option to purchase 25,000 shares of Common Stock at the time the director joins the board and an option to purchase 5,000 shares of Common Stock upon the outside director's annual reelection to the Board.



     A summary of activity of rights or options to acquire stock under the plans, along with 650,000 shares issued outside of the Plan in fiscal 1996, is as follows (in thousands, except per share amounts):



                                                                  RIGHTS OR
                                                                   OPTIONS
                                                                 OUTSTANDING     EXERCISE PRICE
                                                                 -----------     --------------
Outstanding, December 1, 1993..................................        637        $0.01 - $0.03
Granted........................................................      1,379         0.03 -  0.25
Exercised......................................................       (162)        0.01 -  0.05
Canceled.......................................................        (24)           0.01
                                                                    ------
Outstanding, November 30, 1994.................................      1,830         0.01 -  0.25
Granted........................................................        369            0.25
Exercised......................................................       (677)        0.01 -  0.05
                                                                    ------
Outstanding, November 30, 1995.................................      1,522         0.05 -  0.25
Granted........................................................      2,325         0.25 -  4.25
Exercised......................................................     (3,293)        0.05 -  0.38
                                                                    ------
Outstanding, November 30, 1996.................................        554         0.25 -  4.25
Granted........................................................        588          6.00 - 8.50
                                                                    ------
Outstanding, February 28, 1997.................................      1,142        $0.25 - $8.50
                                                                    ======



     At November 30, 1996 and February 28, 1997, the weighted average exercise price of options outstanding was $4.05 and $6.01, respectively, and approximately 1,446,000 and 3,383,000 shares, respectively, were available for future grant under the 1996 Plan. At February 28, 1997, 225,000 shares were available for future grant under the 1997 Director Option Plan. As of November 30, 1996 and February 28, 1997, approximately 1,240,000 and 1,144,000 shares, respectively, exercised and outstanding under the 1992 Plan were subject to repurchase by the Company at the original purchase price.


     In connection with certain issuances of stock purchase rights or options under the Plans, the Company recorded stock compensation for the difference between the deemed fair value for accounting purposes and the issuance or exercise price. Such amounts are amortized to expense over the related vesting periods.


     Recently Issued Accounting Standard -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and

                             ASPEC TECHNOLOGY, INC.

other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard is effective for the Company beginning in fiscal 1997 and requires measurement of awards made beginning in fiscal 1996.



     The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the Company had applied the new method of accounting. The Company intends to implement these disclosure requirements for its employee stock plans beginning with its annual financial statements for the year ending November 30, 1997. Based on the Company's current use of equity instruments, adoption of the new standard will not impact reported net income per share, and will have no effect on the Company's cash flows.


8.  INCOME TAXES

     The provision for income taxes for the years ended November 30 consists of (in thousands):

                                                                   1994     1995       1996
                                                                   ----     -----     ------
Current:
  Federal........................................................  $235     $ 556     $1,484
  State..........................................................    54       172        469
  Foreign........................................................    84        87        177
                                                                   ----     -----     ------
Total current....................................................   373       815      2,130
                                                                   ----     -----     ------
Deferred:
  Federal........................................................   154      (197)      (276)
  State..........................................................    26       (33)       (39)
                                                                   ----     -----     ------
Total deferred...................................................   180      (230)      (315)
                                                                   ----     -----     ------
Total provision for income taxes.................................  $553     $ 585     $1,815
                                                                   ====     =====     ======

     The provisions for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income before taxes as a result of the following (in thousands):

                                                                     1994     1995      1996
                                                                     ----     ----     ------
Income tax expense.................................................  $470     $498     $1,507
State income taxes, net of federal benefit.........................    53       87        266
Other..............................................................    30       --         42
                                                                     ----     ----     ------
Total provision for income taxes...................................  $553     $585     $1,815
                                                                     ====     ====     ======

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities as of November 30 are as follows (in thousands):

                                                                                1995    1996
                                                                                ---     ----
Deferred tax assets:
  Reserves and accruals not currently deductible..............................  $ 7     $213
  State taxes.................................................................   37      169
  Depreciation and amortization...............................................   39       16
                                                                                ----    ----
Net deferred tax assets.......................................................  $83     $398
                                                                                ====    ====

                             ASPEC TECHNOLOGY, INC.

9.  MAJOR CUSTOMERS AND INTERNATIONAL SALES


     In fiscal 1994, four customers accounted for 28.9%, 21.3%, 19.3% and 12.7% of total revenue, respectively. In fiscal 1995, three customers accounted for 18.2%, 17.3% (which is the 12.7% customer in 1994) and 15.1% of total revenue, respectively. In fiscal 1996, one customer accounted for 10.5% of revenue; furthermore, six customers accounted for a total of 51.8% of total revenue.



     Export sales to Asia, Europe and North America, accounted for approximately 83.7%, 54.2% and 66.2% of total revenue for the years ended November 30, 1994, 1995 and 1996, respectively. Export sales to Asia accounted for approximately 54.8%, 50.2% and 55.3% of total revenue in fiscal 1994, 1995 and 1996, respectively; export sales to Europe accounted for 28.9% of total revenue in fiscal 1994.


10.  EMPLOYEE BENEFIT PLAN

     The Company has established a 401(k) tax-deferred savings plan. Employees meeting the eligibility requirements, as defined, may contribute specified percentages of their salaries. The Company has not contributed to the plan to date.

11.  SUBSEQUENT EVENTS


     In February 1997 and March 1997, the Board of Directors and stockholders, respectively, approved the following:



     - Effective upon the closing of this initial public offering, the 1997 Employee Stock Purchase Plan, and reserved 500,000 shares of common stock for sale to employees thereunder at a price no less than 85% of the lower of the fair market value at the beginning of the six-month offering period or the end of each such offering period.



     - The 1997 Director Option Plan (see Note 7).



     - A two for one split of the outstanding shares of Common Stock, subject to the officers of the Company taking the acts necessary to effect the stock split.



     - The Company's reincorporation in the state of Delaware, at which time the authorized shares of preferred stock were increased to 5,130,385 (including 130,385 designated as Series A Redeemable Preferred Stock).



     On May   , 1997, the stock split became effective. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the stock split.


                                   * * * * *

======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................      3
The Company...........................      3
Risk Factors..........................      5
Use of Proceeds.......................     12
Dividend Policy.......................     12
Capitalization........................     13
Dilution..............................     14
Selected Financial Data...............     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     16
Business..............................     23
Management............................     34
Certain Transactions..................     40
Principal Stockholders................     42
Description of Capital Stock..........     44
Shares Eligible for Future Sale.......     46
Underwriting..........................     48
Legal Matters.........................     49
Experts...............................     49
Additional Information................     50
Index to Financial Statements.........    F-1


                                ----------------


     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================
                                4,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------


                               ALEX. BROWN & SONS


                INCORPORATED


                               HAMBRECHT & QUIST

                          WESSELS, ARNOLD & HENDERSON

                                           , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                                AMOUNT TO BE
                                                                                  PAID BY
                                                                                 REGISTRANT
                                                                                ------------
SEC Registration Fee........................................................      $ 16,728
NASD Filing Fee.............................................................         6,020
Nasdaq National Market Listing Fee..........................................        50,000
Printing....................................................................       135,000
Legal Fees and Expenses.....................................................       325,000
Accounting Fees and Expenses................................................       250,000
Blue Sky Fees and Expenses..................................................         5,000
Transfer Agent and Registrar Fees...........................................        10,000
Miscellaneous...............................................................       102,252
                                                                                  --------
          Total.............................................................      $900,000
                                                                                  ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Ten of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Company and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since March 1, 1994, the Registrant has issued and sold the following unregistered securities:


     1. The Registrant has issued an aggregate of 4,081,000 shares of Common Stock to employees and consultants of the Registrant pursuant to restricted stock purchase agreements for an aggregate amount of $809,364.50.


     2. On May 28, 1996 and June 14, 1996, the Registrant issued and sold an aggregate of 130,378 shares of Series A Redeemable Preferred Stock and 4,778,804 shares of Common Stock to Summit Ventures IV, L.P., Summit Investors III, L.P., WK Technology Fund, WK Technology Fund II, WK Technology Fund III, WS Investment Company 96-A, Jeffrey D. Saper and K&E Partners II pursuant to a Purchase Agreement for aggregate cash consideration of $20,200,005.

     3. On October 3, 1996, the Registrant issued and sold an aggregate of 508,260 shares of Common Stock to Winbond International Corp., Concord V.C., Concord II, V.C., Wang Hsiu-Fong, Hantech V.C. Corp., Hwa Chuan Co., Ltd., Golden Technology C.V. Investment Corp.,

        Lo-hou Chew, Chyong Ven Chang, Shao-Fu Chen, Chinatrust V.C. Co., Ltd., Pacific V.C. Co., Ltd., Win Win Venture Capital Corporation, Ai-Lin Chen Tsai, Chen Chu Yin Yeh, Chiu-Hsiang Lin and Hung Tien Investment Corporation pursuant to a Purchase Agreement for aggregate cash consideration of $2,160,105.


     4. Between July 1996 and February 1997, the Registrant granted and issued options to purchase an aggregate of 1,117,100 shares of Common Stock to employees and consultants of the Registrant pursuant to the Registrant's 1996 Stock Option Plan for an aggregate exercise price of $6,650,250.



     5. On February 25, 1997, the Registrant granted and issued options to purchase 25,000 shares of Common Stock to Jeffrey D. Saper pursuant to the Registrant's 1997 Director Option Plan for an exercise price of $212,500.



     There was no underwriter involved in connection with any transaction set forth above. The issuances of the securities set forth in paragraphs 1, 4 and 5 of this Item 15 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder. The other issuances set forth in this Item 15 were deemed to be exempt from registration pursuant to
Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.


     In all of such transactions, the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ---------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement.
  2.1      Agreement and Plan of Merger of Aspec Technology, Inc., a Delaware corporation, and Aspec Technology, Inc., a California corporation.
  3.1(1)   Certificate of Incorporation of Registrant.
  3.2(1)   Bylaws of Registrant.
  3.3(1)   Form of Certificate of Amendment of the Certificate of Incorporation of
           Registrant.
  3.4(1)   Form of Amended and Restated Certificate of Incorporation of Registrant.
  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1(1)   Form of Indemnification Agreement.
 10.2(1)   1996 Stock Option Plan and form of Stock Option Agreement.
 10.3(1)   1997 Director Option Plan and form of Director Option Agreement.
 10.4(1)   1997 Employee Stock Purchase Plan and form of Subscription Agreement.
 10.5(1)   Registration Agreement dated May 28, 1996 among the Registrant and certain stockholders of the Registrant, as amended October 3, 1996.
 10.6(1)   Lease Agreement by and between Wolfe Road Investments No. 3 and the Registrant dated December 5, 1996.
 10.7(1)   Commercial Security Agreement dated March 24, 1994, Business Loan Agreement dated
           July 18, 1996, Promissory Note dated July 18, 1996 and Disbursement Request and
           Authorization dated July 18, 1996 between the Registrant and Commercial Bank of
           Fremont.
 11.1      Computation of Net Income Per Share.
 16.1(1)   Letter from KMPG Peat Marwick LLP to the Securities and Exchange Commission dated
           March 6, 1997.
 21.1      Subsidiaries of Registrant.
 23.1      Consent of Deloitte & Touche LLP.
 23.2      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
 24.1(1)   Power of Attorney (see page II-4).
 27.1      Financial Data Schedule.


---------------
* To be supplied by amendment.

(1) Previously filed.


     (b) Financial Statement Schedules

        Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 14, 1997.


                                          Aspec Technology, Inc.

                                          By: /s/  CONRAD J. DELL'OCA
                                          --------------------------------------
                                          Conrad J. Dell'Oca
                                          President and Chief Executive Officer


                               POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Exchange Act of 1933, on May 14, 1997 this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated:



                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

/s/ CONRAD J. DELL'OCA                           Chairman of the Board, President and Chief
---------------------------------------------      Executive Officer (Principal Executive
Conrad J. Dell'Oca                                                Officer)

/s/ JAMES T. LINDSTROM*                                   Chief Financial Officer
---------------------------------------------   (Principal Financial and Accounting Officer)
James T. Lindstrom

/s/ JAI P. SHIN*                                                  Director
---------------------------------------------
Jai P. Shin
/s/ Y.S. FU*                                                      Director
---------------------------------------------
Y.S. Fu

/s/ CHENG MING LEE*                                               Director
---------------------------------------------
Cheng Ming Lee

/s/ WALTER G. KORTSCHAK*                                          Director
---------------------------------------------
Walter Kortschak

/s/ JEFFREY D. SAPER*                                             Director
---------------------------------------------
Jeffrey D. Saper

*By: /s/  CONRAD J. DELL'OCA
      ---------------------------------------
      Conrad J. Dell'Oca
      Attorney-in-fact

                                                                     SCHEDULE II

                             ASPEC TECHNOLOGY, INC.
                               ------------------
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  BALANCE
                                                    AT       CHARGED TO                    BALANCE
                                                 BEGINNING   COSTS AND                     AT END
                                                 OF PERIOD    EXPENSES    DEDUCTIONS(1)   AT PERIOD
                                                 ---------   ----------   -------------   ---------
1994...........................................    $  --        $ --          $  --         $  --
1995...........................................       --          --             --            --
1996...........................................       --         300             --           300

---------------
(1) Write-off of accounts, net of recoveries.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER
                                  DESCRIPTION OF DOCUMENT
------
--------------------------------------------------------------------------------------------
  1.1       Form of Underwriting Agreement.
  2.1       Agreement and Plan of Merger of Aspec Technology, Inc., a Delaware corporation, and Aspec Technology, Inc., a California corporation.
  3.1(1)    Certificate of Incorporation of Registrant.
  3.2(1)    Bylaws of Registrant.
  3.3(1)    Form of Certificate of Amendment of the Certificate of Incorporation of
            Registrant.
  3.4(1)    Form of Amended and Restated Certificate of Incorporation of Registrant.
  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1(1)    Form of Indemnification Agreement.
 10.2(1)    1996 Stock Option Plan and form of Stock Option Agreement.
 10.3(1)    1997 Director Option Plan and form of Director Option Agreement.
 10.4(1)    1997 Employee Stock Purchase Plan and form of Subscription Agreement.
 10.5(1)    Registration Agreement dated May 28, 1996 among the Registrant and certain stockholders of the Registrant, as amended October 3, 1996.
 10.6(1)    Lease Agreement by and between Wolfe Road Investments No. 3 and the Registrant dated December 5, 1996.
 10.7(1)    Commercial Security Agreement dated March 24, 1994, Business Loan Agreement dated July 18, 1996, Promissory Note dated July 18, 1996 and Disbursement
            Request and Authorization dated July 18, 1996 between the Registrant and
            Commercial Bank of Fremont.
 11.1       Computation of Net Income Per Share.
 16.1(1)    Letter from KPMG Peat Marwick LLP to the Securities and Exchange Commission
            dated March 6, 1997.
 21.1       Subsidiaries of Registrant.
 23.1       Consent of Deloitte & Touche LLP.
 23.2       Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
 24.1(1)    Power of Attorney (see page II-4).
 27.1       Financial Data Schedule.


---------------

* To be supplied by amendment.



(1) Previously filed.